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                                                                    EXHIBIT 2.45
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                                 UNIT AND STOCK

                           PURCHASE AND SALE AGREEMENT

                                  BY AND AMONG

                  CHANCELLOR MEDIA CORPORATION OF LOS ANGELES,

                               MARTIN MEDIA, L.P.,

                           MARTIN & MACFARLANE, INC.,

                          NEVADA OUTDOOR SYSTEMS, INC.,

                                  MW SIGN CORP.

                                       AND

                              THE SELLERS NAMED ON

                           SCHEDULES I, II, III AND IV

                            DATED AS OF JUNE 19, 1998











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
                                    TABLE OF CONTENTS

ARTICLE I.  PURCHASE OF UNITS AND SHARES; DEPOSIT.................................................................7

                      SECTION 1.1.  Purchase and Sale of Units and Shares.........................................7

                      SECTION 1.2.  Adjustments to Purchase Price.................................................7

                      SECTION 1.3.  Closing.......................................................................9

                      SECTION 1.4.  Deposit......................................................................11

ARTICLE II.  REPRESENTATIONS AND WARRANTIES CONCERNING MEDIA, M&M, NEVADA AND MWS................................11

                      SECTION 2.1.  Organization, Qualification, Etc.............................................11

                      SECTION 2.2.  Units, Capital Stock.........................................................12

                      SECTION 2.3.  Partnership or Corporate Authority Relative to this
                                          Agreement..............................................................13

                      SECTION 2.4.  No Conflict..................................................................13

                      SECTION 2.5.  Finders or Brokers...........................................................14

                      SECTION 2.6.  Subsidiaries.................................................................14

                      SECTION 2.7.  Reports and Financial Statements.............................................14

                      SECTION 2.8.  No Undisclosed Liabilities...................................................15

                      SECTION 2.9.  No Violation of Law..........................................................15

                      SECTION 2.10. Environmental Laws and Regulations...........................................15

                      SECTION 2.11. No Undisclosed Employee Benefit Plan Liabilities or
                                          Severance Arrangements.................................................16

                      SECTION 2.12. Events Subsequent to December 31, 1997.......................................18

                      SECTION 2.13. Investigations; Litigation...................................................20

                      SECTION 2.14. Tax Matters..................................................................20

                      SECTION 2.15. Insurance....................................................................22

                      SECTION 2.16. Real Property; Title.........................................................22

                      SECTION 2.17. Permits and Licenses.........................................................23

                      SECTION 2.18. Collective Bargaining Agreements and Labor...................................23

                      SECTION 2.19. Intangible Assets............................................................24

                      SECTION 2.20. Personal Property; Information Systems.......................................24

                      SECTION 2.21. Material Contracts...........................................................24

                      SECTION 2.22. Excluded Assets and Liabilities..............................................26


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
                      SECTION 2.23. Recent Acquisitions...........................................................26

                      SECTION 2.24. Disclosure....................................................................26

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF SELLERS...........................................................27

                      SECTION 3.1.  Authority Relative to this Agreement..........................................27

                      SECTION 3.2.  Title to Units and Capital Stock..............................................27

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF BUYER..............................................................27

                      SECTION 4.1.  Organization, Qualification, Etc..............................................27

                      SECTION 4.2.  Corporate Authority Relative to this Agreement; No Violation..................28

                      SECTION 4.3.  Investigations; Litigation....................................................28

                      SECTION 4.4.  Financial Ability.............................................................29

                      SECTION 4.5.  Brokers' Fees.................................................................29

ARTICLE V. COVENANTS..............................................................................................29

                      SECTION 5.1.  Conduct of Business by the Companies..........................................29

                      SECTION 5.2.  Access to Information; Confidentiality........................................31

                      SECTION 5.3.  Filings; Other Action.........................................................31

                      SECTION 5.4.  No Solicitation...............................................................32

                      SECTION 5.5.  Public Announcements..........................................................32

                      SECTION 5.6.  Employee Matters..............................................................32

                      SECTION 5.7.  Excluded Assets and Liabilities...............................................33

                      SECTION 5.8.  Supplements to Disclosure Schedules...........................................33

                      SECTION 5.9.  Phase I Environmental Audit...................................................34

                      SECTION 5.10.  Broker's Fees................................................................34

                      SECTION 5.11.  Western Poster Services, Inc.................................................34

                      SECTION 5.12.  Notification of Indemnification Claim........................................35

                      SECTION 5.13.  Indemnification Agreements...................................................35

                      SECTION 5.14.  Stockholder Agreements.......................................................36

                      SECTION 5.15.  Redemption of Preferred Units................................................36

                      SECTION 5.16.  Execution of Agreement by Sellers............................................36

                      SECTION 5.17.  Tax Covenants and Related Matters............................................36

                      SECTION 5.18.  Conveyance Taxes.............................................................38
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

ARTICLE VI.  CONDITIONS TO THE CLOSING...........................................................................38

                      SECTION 6.1.  Conditions to the Obligations of Each Party..................................38

                      SECTION 6.2.  Conditions to the Obligations of Buyer.......................................39

                      SECTION 6.3.  Conditions to the Obligations of the Sellers.................................40

ARTICLE VII.  TERMINATION, AMENDMENT AND WAIVER..................................................................41

                      SECTION 7.1.  Termination or Abandonment...................................................41

                      SECTION 7.2.  Effect of Termination........................................................42

                      SECTION 7.3.  Extension; Waiver............................................................42

ARTICLE VIII.  SURVIVAL; INDEMNIFICATION; REMEDIES...............................................................42

                      SECTION 8.1.  Survival of Representations and Warranties...................................42

                      SECTION 8.2.  Indemnification by Sellers...................................................43

                      SECTION 8.3.  Indemnification by Buyer.....................................................44

                      SECTION 8.4.  Indemnification Procedure for Third Party Claims.............................45

                      SECTION 8.5.  Direct Claims................................................................46

                      SECTION 8.6.  Failure to Give Timely Notice................................................46

                      SECTION 8.7.  Reduction of Loss............................................................46

                      SECTION 8.8.  Subrogation..................................................................47

                      SECTION 8.9.  Sellers' Representative......................................................47

                      SECTION 8.10. Exclusive Remedy.............................................................47

                      SECTION 8.11. Treatment of Payments........................................................47

                      SECTION 8.12. Right to Contribution........................................................47

                      SECTION 8.13. Release......................................................................48

ARTICLE IX.  GENERAL PROVISIONS..................................................................................49

                      SECTION 9.1.  Notices......................................................................49

                      SECTION 9.2.  Definitions..................................................................50

                      SECTION 9.3.  Counterparts.................................................................52

                      SECTION 9.4.  Entire Agreement; No Third-Party Beneficiaries...............................52

                      SECTION 9.5.  Assignment...................................................................52

                      SECTION 9.6.  Amendment....................................................................52

                      SECTION 9.7.  Governing Law; Jurisdiction..................................................52

                      SECTION 9.8.  Specific Performance.........................................................53
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
                      SECTION 9.9.  Severability.................................................................53

                      SECTION 9.10. Headings.....................................................................53

                      SECTION 9.11. Special Power of Attorney....................................................53





EXHIBITS AND SCHEDULES
----------------------
EXHIBIT A        NONCOMPETITION AGREEMENT

EXHIBIT B        ASSIGNMENT OF PARTNERSHIP INTEREST

EXHIBIT C        ESCROW AGREEMENT

EXHIBIT D        WINERY TRANSFER AGREEMENT

EXHIBIT E        WPS AGREEMENT

EXHIBIT F        POST CLOSING ESCROW AGREEMENT

SCHEDULE I       MEDIA SELLERS

SCHEDULE II      M&M SELLERS

SCHEDULE III     NEVADA SELLERS

SCHEDULE IV      MWS SELLERS

SCHEDULE 2.4     VIOLATIONS

SCHEDULE 2.10    ENVIRONMENTAL

SCHEDULE 2.11    EMPLOYEE BENEFIT PLANS

SCHEDULE 2.12    EVENTS SUBSEQUENT TO DECEMBER 31, 1997

SCHEDULE 2.13    LITIGATION

SCHEDULE 2.14    TAX MATTERS

SCHEDULE 2.16    REAL PROPERTY

SCHEDULE 2.16(e) SUBLEASED BILLBOARDS

SCHEDULE 2.17    LICENSES

SCHEDULE 2.19    INTELLECTUAL PROPERTY

SCHEDULE 2.20    PERSONAL PROPERTY AND INFORMATION SYSTEMS

SCHEDULE 2.21(a) MATERIAL CONTRACTS

SCHEDULE 2.21(b) CUSTOMER AGREEMENTS

SCHEDULE 2.22(a) WINERY ASSETS

SCHEDULE 2.22(b) MARTIN HEADQUARTERS ASSETS

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

SCHEDULE 5.1(d) AMENDMENTS TO EMPLOYMENT AGREEMENTS

SCHEDULE 5.1(k) AMENDMENTS TO EMPLOYEE BENEFIT PLANS

SCHEDULE 8.2    ALLOCATION OF SELLERS INDEMNIFICATION OBLIGATIONS

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         This UNIT AND STOCK PURCHASE AND SALE AGREEMENT ("Agreement") is
entered into by and among Chancellor Media Corporation of Los Angeles, a Delaware corporation ("Buyer"), Martin Media, L.P., a California limited partnership ("Media"), Martin & MacFarlane, Inc., a California corporation ("M&M"), Nevada Outdoor Systems, Inc., a Nevada corporation ("Nevada"), MW Sign Corp., a California corporation ("MWS"), all of the general partners and limited partners of Media (except for MWS and Nevada), each of which is named on
Schedule I (the "Media Sellers"), the stockholders of M&M, each of which is named on Schedule II (the "M&M Sellers"), the stockholders of Nevada, each of which is named on Schedule III (the "Nevada Sellers"), and the stockholders of MWS, each of which is named on Schedule IV, (the "MWS Sellers"). The Media Sellers, M&M Sellers, Nevada Sellers, and MWS Sellers are herein collectively referred to as the "Sellers." Media, M&M, Nevada and MWS are herein referred to individually as a "Company" and collectively as the "Companies." For the purposes of all of the representations, warranties and covenants of the Companies and the Sellers contained herein, except for those contained in Sections 2.1, 2.2, 2.6 and 3.2, any reference to Media or the Companies shall be deemed to include Dowling (as defined below).

                                   WITNESSETH:

         WHEREAS, Media and M&M own and operate an outdoor advertising business and related assets that are managed by MWS (the businesses of the Companies are referred to collectively herein as the "Business");

         WHEREAS, the Media Sellers together with MWS and Nevada own all of the limited partnership units and general partnership units of Media (the "Units"), the M&M Sellers own all the issued and outstanding shares of common stock, no par value, of M&M (the "M&M Stock"), the Nevada Sellers own all the issued and outstanding shares of common stock, par value $1.00 per share, of Nevada (the "Nevada Stock"), the MWS Sellers own all the issued and outstanding shares of common stock, no par value, of MWS (the "MWS Stock" and collectively with the M&M Stock, the Nevada Stock and the MWS Stock, the "Capital Stock");

         WHEREAS, E. Thomas Martin ("Martin"), David B. Weyrich ("Weyrich") and Buyer desire to enter into a stock purchase agreement (the "WPS Stock Purchase Agreement") whereby Buyer will purchase from Martin and Weyrich 73% of the outstanding capital stock of Western Poster Service, Inc. ("WPS"), a Texas corporation which owns and operates a poster printing business that provides printing services to Media and M&M, among others;

         WHEREAS, concurrently with and as a condition to the closing of the transactions contemplated herein, Martin and Weyrich will each enter into a consultation and noncompetition agreement in substantially the form set forth in Exhibit A attached hereto with Buyer (each, a "Noncompetition Agreement")

         WHEREAS, the Sellers desire to sell all their Units and Capital Stock to Buyer; and

         WHEREAS, Buyer desires to acquire the Business through the purchase of all the Units and Capital Stock, subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties, hereby agree as follows:

                                   ARTICLE I

                      PURCHASE OF UNITS AND SHARES; DEPOSIT

         SECTION 1.1. Purchase and Sale of Units and Shares. Upon the terms and subject to the conditions set forth in this Agreement the Sellers shall sell to Buyer, for a total consideration of Six Hundred and Ten Million Dollars ($610,000,000), as adjusted pursuant to Sections 1.2 and 5.19 (as so adjusted, the "Purchase Price"), which Purchase Price shall include the consideration payable (the "Consultation Consideration") pursuant to the Noncompetition Agreements, the Units and Capital Stock as follows:

         (a) The Media Sellers will sell all the Units to Buyer, and Buyer will purchase the Units from the Media Sellers for a purchase price per Unit and an aggregate purchase price as described on Schedule I (the "Media Purchase Price");

         (b) The M&M Sellers will sell all of the M&M Stock to Buyer, and Buyer will purchase the M&M Stock from the M&M Sellers for a purchase price per share and an aggregate purchase price as described on Schedule II (the "M&M Purchase Price");

         (c) The Nevada Sellers will sell all the Nevada Stock to Buyer, and Buyer will purchase the Nevada Stock from the Nevada Sellers for a purchase price per share and an aggregate purchase price as described on Schedule III (the "Nevada Purchase Price" ); and

         (d) The MWS Sellers will sell all the MWS Stock to Buyer, and Buyer will purchase the MWS Stock from the MWS Sellers for a purchase price per share and an aggregate purchase price as described on Schedule IV (the "MWS Purchase Price").

         The Buyer and Seller hereby agree that they shall, and shall cause their respective Affiliates to, prepare all reports and returns with respect to Taxes (as defined herein) on a basis consistent with the allocation of the Purchase Price to the Media Purchase Price, the M&M Purchase Price, the Nevada Purchase Price, and the MWS Purchase Price, as set forth in Schedules I, II, III and IV hereof and as may be adjusted pursuant to Section 1.2 hereof and the Noncompetition Agreements as indicated therein.

         SECTION 1.2. Adjustments to Purchase Price.

         (a) The Media Purchase Price, M&M Purchase Price, Nevada Purchase Price, and MWS Purchase Price are each subject to adjustment as provided in
Section 1.2(b) if as of 11:59 p.m. on the Closing Date (as defined below) (the "Adjustment Time") (i) the Working Capital (as defined


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below), for any of the Companies differs from the Base Amount (as defined below)
by more than $50,000 or (ii) there is any outstanding Debt (as defined below) of any of the Companies. "Working Capital" shall mean the sum of (i) cash, cash equivalents, trade accounts receivable, notes receivable from employees and prepaid expenses (other than Deal Expenses (as defined below), less (ii)(A) trade accounts payable, which shall include all expenses for goods and services incurred but not paid before the Adjustment Time, (B) any amounts payable related to expenses incurred in connection with the purchase and sale of Units and Capital Stock hereunder ("Deal Expenses") including, without limitation, legal fees and investment banking fees payable other than Deal Expenses included in Debt and (C) Taxes and assessments, power and utilities charges, and rents and similar deferred items imposed against any of the Companies in respect of any period of time up to the Adjustment Time. "Base Amount" shall mean $0.
"Debt" shall mean (i) all debt properly includable in a balance sheet of any Company prepared in accordance with generally accepted accounting principles in the United States ("GAAP"), other than debt included in Working Capital or debt incurred in connection with any Additional Acquisition (as defined below) for which an adjustment to the Purchase Price has been made in accordance with
Section 1.2(f), (ii) the aggregate redemption price of, together with accrued and unpaid dividends on, any outstanding Preferred Units and (iii) any amounts attributable to the unexercised portion of the option (the "Kunz Option") granted to certain of the Companies by Kunz & Company and Gregory Kunz (collectively, "Kunz") to purchase certain assets held by Kunz pursuant to that certain Option Agreement, dated as of June 17, 1997, between Kunz and M&M which the Parties acknowledge is Thirty Million Dollars ($30,000,000) as of the date hereof.

         (b) If the Working Capital of any Company as of the Adjustment Time differs from the Base Amount by more than $50,000, then the Media Purchase Price, M&M Purchase Price, Nevada Purchase Price, or MWS Purchase Price, as applicable, shall (i) be increased by the amount of Working Capital of such Company as of the Adjustment Time in excess of the Base Amount, or (ii) decreased by the excess of the Base Amount over the amount of Working Capital of such Company as of the Adjustment Time. In addition, the Media Purchase Price, M&M Purchase Price, Nevada Purchase Price and MWS Purchase Price, as applicable, shall be reduced by (i) the amount of Debt of such Company as of the Adjustment Time and (ii) the applicable Sellers' share of any Conveyance Taxes.

         (c) Within three (3) business days prior to the Closing Date, each Company shall deliver to Buyer a statement (together with appropriate schedules and other support, the "Settlement Statement") that provides Buyer with a good faith estimate of its Working Capital and Debt as of the Adjustment Time, as adjusted, for any collections, payments or distributions to be made prior to the Adjustment Time, including the transfer of the Winery (as hereinafter defined), and its share of Conveyance Taxes.

         (d) If the Settlement Statements require any adjustment in the Media Purchase Price, M&M Purchase Price, Nevada Purchase Price, or MWS Purchase Price, as described in Section 1.2(b), then such adjustment shall be reflected in the payment to be made by Buyer on the Closing Date pursuant to Section 1.3(c).

         (e) If Buyer elects to challenge the amount of Working Capital, Debt or Conveyance Taxes contained in any Settlement Statement, then it shall so notify the Media

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Sellers, M&M Sellers, Nevada Sellers, or MWS Sellers, as applicable, in writing no later than ten (10) business days following the Closing Date. Buyer shall engage Arthur Anderson LLP who shall conduct such tests and procedures as it deems reasonable to finally determine the amount of Working Capital, Debt or Conveyance Taxes, as applicable, on the Closing Date no later than sixty (60) days following the Closing Date. If Arthur Anderson LLP determines that an adjustment to the Media Purchase Price, M&M Purchase Price, Nevada Purchase Price or MWS Purchase Price should have been made in accordance with Section 1.2(c), it shall so notify the appropriate Sellers and the Buyer of the adjustment amount and such Sellers, or the Buyer, as applicable, shall pay to the other party (or parties) the amount of such adjustment amount within ten
(10) days of receipt of such written notice. All costs of engaging Arthur Anderson LLP hereunder shall be paid by (i) the Sellers of the affected Company(ies) on a pro rata basis if Arthur Anderson LLP determines that a downward adjustment of $100,000 or more in the Purchase Price is appropriate, and (ii) by Buyer if Arthur Anderson LLP determines that an upward, or a downward adjustment of less than $100,000, adjustment of the Purchase Price is appropriate.

         (f) The Media Purchase Price, M&M Purchase Price, Nevada Purchase Price and MWS Purchase price shall also be appropriately adjusted as described below to reflect the closing, prior to the Closing Date, of any of the proposed acquisitions described in Schedule 2.12 and any acquisitions not listed on
Schedule 2.12 which have been entered into after the date of this Agreement in accordance with the provisions of Section 5.1(e) (collectively, "Additional Acquisitions"). The purchase price of the Company making such Additional Acquisition shall be increased by (i) (A) an amount equal to the cash consideration paid by such Company for the Additional Acquisition (B) a fee equal to four percent (4%) of such cash consideration, and (C) if the cash consideration is less than ten times the earnings before interest, taxes, depreciation and amortization as determined in accordance with industry standards ("EBITDA") of the acquired company for the latest twelve (12) months prior to the month in which such closing occurs (ten times such EBITDA being referred to as the "LTM EBITDA Ratio"), an addition fee equal to ten percent (10%) of the amount by which the LTM EBITDA Ratio exceeds the purchase price, less (ii) any debt assumed or incurred by such Company in connection with such Additional Acquisition. For purposes of this Section 1.2(f), the cash consideration paid by a Company for any Additional Acquisition listed in Part B of Schedule 2.12 shall equal the purchase price set forth in Part B of Schedule
2.12 with respect to such Additional Acquisition unless otherwise agreed by Buyer.

         SECTION 1.3. Closing. The closing ("Closing") of the purchase and sale of the Units and the Capital Stock shall take place at 10:00 a.m. on a date to be specified by the Parties which shall be no later than the tenth business day after the satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date") at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300
S. Grand Ave., Los Angeles, CA 90071, unless another date or place is agreed to in writing by the parties hereto. At the Closing:

         (a) Closing Deliveries of Sellers.

             (i) Each Media Seller shall deliver an Assignment of Partnership Interest substantially in the form attached hereto as Exhibit B, duly executed, assigning to Buyer all the Units set forth beside its name on Schedule I, which Units, together with the Units held by

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


MWS and Nevada, shall constitute all of the issued and outstanding Units and subscription rights, options, warrants, purchase rights, conversion rights or other instruments that could require Media to issue any Units or other partnership interests;

             (ii) Each of the M&M Sellers, Nevada Sellers and MWS Sellers shall deliver to Buyer, one or more certificates representing the number of shares of M&M Stock, Nevada Stock or MWS Stock set forth beside its name on Schedule II, III or IV, as applicable, in negotiable form and duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, which shares of Capital Stock shall constitute all of the issued and outstanding capital stock of the Companies and any subscription rights, options, warrants, purchase rights, conversion rights or other instruments that could require any of the Companies to issue any shares of stock;

             (iii) Each of M&M, Nevada and MWS shall deliver the written resignation of each of its officers and directors.

             (iv) Each of Weyrich and Martin shall deliver an executed Noncompetition Agreement.

             (v) The Sellers shall deliver or cause to be delivered an opinion of Sellers' counsel in form customary for transactions of the nature contemplated hereby and reasonably acceptable to Buyer.

             (vi) The Sellers shall deliver or cause to be delivered the certificates and other documents required to be delivered pursuant to Section 6.2.

         (b) Closing Deliveries of Buyer.

             (i) Buyer shall deliver the Purchase Price by wire transfer of immediately available funds to (A) each Media Seller its respective portion of the Media Purchase Price, as described on Schedule I (reduced by his or her portion of the Post-Closing Escrow Deposit (as defined below)), (B) each M&M Seller its respective portion of the M&M Purchase Price, as described on
Schedule II (reduced by his or her portion of the Post-Closing Escrow Deposit),
(C) each Nevada Seller its respective portion of the Nevada Purchase Price, as described on Schedule III (reduced by his or her portion of the Post Closing Escrow Deposit), (D) each MWS Seller its respective portion of the MWS Purchase Price, as described on Schedule IV (reduced by his or her portion of the Post-Closing Escrow Deposit), (E) each of Weyrich and Martin, his respective portion of the Consultation Consideration, and (F) the Post-Closing Escrow Agent the Post-Closing Escrow Deposit;

             (ii) Buyer shall deliver or cause to be delivered an opinion of Buyer's counsel in form customary for transactions of the nature contemplated hereby and reasonably acceptable to Sellers.

             (iii) Buyer shall deliver or cause to be delivered the certificates and other documents required to be delivered pursuant to Section 6.3.

             (iv) Buyer shall deliver executed Noncompetition Agreements.

         SECTION 1.4. Deposit. Within two (2) business days of the execution of this Agreement, Buyer shall deliver to Chase Manhattan Bank (the "Escrow Agent") an irrevocable letter of credit in the amount of $30 million (the "Letter of Credit") to be held by Escrow Agent pursuant to an escrow agreement substantially in the form of Exhibit C (the "Escrow Agreement"), which is being executed concurrently with the execution of this Agreement. Pursuant to the Escrow Agreement, if this Agreement is terminated by Sellers pursuant to Section 7.1(e), then Sellers shall be entitled, subject to the terms and conditions of the Escrow Agreement, to cause the Escrow Agent to draw upon the Letter of Credit and to deliver to the Company, in accordance with the Escrow Agreement, the proceeds thereof as liquidated damages for a material breach of this Agreement by Buyer in full settlement of any damages of any nature or kind that Sellers or the Companies may suffer or allege to have suffered as a result of any such breach by Buyer. Such receipt by the Companies of the proceeds of the Letter of Credit shall be the Sellers' and the Companies' sole and exclusive remedy in the event of any such breach by Buyer. The Companies, the Sellers and Buyer hereby agree in advance that actual damages resulting from a breach of Buyer's obligations hereunder would be difficult to ascertain and that the amount to be paid pursuant to this Section 1.4 is a fair and equitable amount to reimburse the Sellers and the Companies for damages sustained from the termination of this Agreement pursuant to Section 7.1(e). Upon the Closing or promptly after termination of this Agreement other than pursuant to Section 7.1(e), the Letter of Credit shall be returned by the Escrow Agent to Buyer as provided in the Escrow Agreement.

                                   ARTICLE II

                REPRESENTATIONS AND WARRANTIES CONCERNING MEDIA,
                               M&M, NEVADA AND MWS

         Each Media Seller jointly and severally represents and warrants as to Media, each M&M Seller jointly and severally represents and warrants as to M&M, each Nevada Seller jointly and severally represents and warrants as to Nevada, and each MWS Seller jointly and severally represents and warrants as to MWS, to Buyer as follows:

         SECTION 2.1. Organization, Qualification, Etc. Media is a limited partnership duly formed, validly existing and in good standing under the laws of the State of California, M&M and MWS are each corporations duly organized, validly existing and in good standing under the laws of the State of California, and Nevada is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and each has the limited partnership or corporate power and authority, as applicable, to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not in the aggregate have a Material Adverse Effect on the Companies. The copies of the Third Amended and Restated Limited Partnership Agreement of Media (the "Media Partnership Agreement") and the copies of the articles of incorporation and by-laws of M&M,

Nevada and MWS which have previously been delivered to Buyer are each complete and correct and in full force and effect on the date hereof.

         SECTION 2.2. Units, Capital Stock.

         (a) As of the date hereof, (i) 97.0999 Units are issued and outstanding and all of such Units were held by the Media Sellers, MWS and Nevada, as described on Schedule I, consisting of (A) 96.0999 limited partnership units, and (B) 1.0 general partnership unit, and (ii) 25,000 Preferred Units (as defined in the Media Partnership Agreement) and no Warrants (as defined below) are issued and outstanding. The Preferred Units are redeemable by Media in accordance with the applicable provisions of the Media Partnership Agreement.

         (b) The authorized stock of M&M consists of 150,000 shares of M&M Stock. As of the date hereof, 82,443 shares of M&M Stock are issued and outstanding, all of which are held by the M&M Sellers, as described on Schedule II.

         (c) The authorized stock of Nevada consists of 100,000 shares of Nevada Stock. As of the date hereof, 2,500 shares of Nevada stock are issued and outstanding, all of which are held by the Nevada Sellers, as described on
Schedule III.

         (d) The authorized stock of MWS consists of 100,000 shares of MWS Stock. As of the date hereof, 2,000 shares of MWS Stock are issued and outstanding, all of which are held by the MWS Sellers, as described on Schedule IV.

         (e) All of the outstanding Units and shares of Capital Stock have been duly authorized, are validly issued, fully paid and nonassessable.

         (f) As of the date hereof, there are no outstanding or authorized subscription rights, options, warrants, purchase rights, conversion rights, exchange rights or other arrangements or commitments that could require Media to issue any Units or other partnership interests or that could require M&M, Nevada, or MWS to issue any shares of stock, except for the Warrants (as defined in the Media Partnership Agreement) to be issued to holders of Preferred Units as more particularly described in Section 6.10 of the Media Partnership Agreement and the Purchase Agreement, dated as of December 23, 1997, by and among Media and the Purchasers named therein, and the Warrant Agreement attached as Exhibit 3 thereto. Other than the Administrative Services Agreement between MWS and each of Media and M&M (the "Administrative Services Agreement"), there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to M&M, Nevada or MWS. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of M&M, Nevada or MWS.

         SECTION 2.3. Partnership or Corporate Authority Relative to this Agreement. Each Company has the partnership or corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the general partner of Media and the Boards of Directors of M&M, Nevada and MWS and no other partnership, corporate or other proceedings on the part of any Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Company and, assuming this Agreement has been duly and validly executed and delivered by Buyer, this Agreement constitutes a valid and binding agreement of each Company, enforceable against each Company in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Other than in connection with or in compliance with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no authorization, consent or approval of, or filing with, any Governmental Entity (as defined below) is necessary for the consummation by each Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not, in the aggregate, constitute a Material Adverse Effect on the Companies; provided that none of the Sellers makes any representation with respect to such of the foregoing as are required by reason of the regulatory status of Buyer or any of its respective Subsidiaries or facts specifically pertaining to any of them.

         SECTION 2.4. No Conflict. Except as set forth in Schedule 2.4, and except for, with respect to clause (d), those conflicts, breaches, defaults and exercise of rights, that would not in the aggregate constitute a Material Adverse Effect on the Companies, neither the execution and delivery of this Agreement nor the consummation by the Companies and the Sellers of the transactions contemplated hereby will (a) violate, conflict with or result in any breach of any provision of the respective organizational documents of any Company, (b) violate any order, decree, injunction, judgment, ruling, law, statute, regulation, rule or other determination of any Governmental Entity applicable to any Company, (c) require the giving of notice to, or the consent of, any party to a Material Contract or accord any such party the right to modify a Material Contract, or (d) (i) materially conflict with or result in a material breach of any provision of, or (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or (iii) result in any Lien on the Units or shares of Capital Stock or the properties or assets of any Company pursuant to (A) any Material Contract, (B) any License held by any Company; or (C) any other contract to which any Company is a party or to which its assets are subject.

         SECTION 2.5. Finders or Brokers. Except for CIBC Oppenheimer Corp. and MWS, a copy of whose engagement agreements or other agreements have provided to Buyer, neither the Sellers nor the Companies nor any of their respective Subsidiaries or Affiliates has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection therewith.

         SECTION 2.6. Subsidiaries. The only Subsidiary of the Companies is Dowling Company, Incorporated ("Dowling"). Dowling is incorporated in the Commonwealth of Virginia. The authorized capital stock of Dowling consists of 500 shares of common stock, of which 280 shares are issued and outstanding and no shares of common stock are held in treasury. All of the issued and outstanding shares of common stock of Dowling have been duly authorized and are validly issued, fully paid, and nonassessable. Media holds of record and owns beneficially all of the outstanding shares of common stock Dowling, free and clear of any restrictions on transfer (other than restrictions under the Securities Act of 1933, as amended, (the "Securities Act") and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require Media to sell, transfer or otherwise dispose of any capital stock of Dowling or that could require Dowling to issue, sell or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to Dowling. There are no voting trusts, proxies or other agreements or understanding with respect to the voting of any of the capital stock of Dowling. None of the Companies controls, directly or indirectly, or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association other than Dowling.

         SECTION 2.7. Reports and Financial Statements.

         (a) Media and M&M have previously furnished to Buyer true and complete copies of (i) their respective balance sheets as of December 31, 1997 and December 31, 1996, statements of operations, changes in financial position and cash flows for the fiscal years ended on said date, each accompanied by a report thereon containing an opinion of Arthur Anderson LLP, certified public accounts, and (ii) their respective unaudited balance sheets as of April 30, 1998, statements of operations, changes in financial position and cash flows for the two months ended on said date.

         (b) Nevada has previously furnished to Buyer its Form K-1 received from Media for the year ended December 31, 1996 together with its unaudited balance sheet as of December 31, 1997.

         (c) MWS has previously furnished to Buyer true and complete copies of unaudited balance sheets as of December 31, 1997 and December 31, 1996, statements of operations, changes in financial position and cash flows for the fiscal years ended on said dates.

         The audited financial statements and unaudited financial statements described above (including any related notes and schedules) (the "Financial Statements") fairly present the financial position of each Company as of the dates thereof and the results of operations and cash flows for the applicable periods (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and except that the unaudited financial statements therein do not contain all of the footnote disclosures required by GAAP).

         SECTION 2.8. No Undisclosed Liabilities. To the Knowledge of Sellers, none of the Companies has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, of a type required by GAAP to be reflected on a balance sheet except (a) liabilities or obligations reflected in any of the Financial Statements and (b) liabilities or obligations which would not in the aggregate constitute a Material Adverse Effect on the Companies.

         SECTION 2.9. No Violation of Law. To the Knowledge of Sellers, the Business is not being conducted in violation of any law, ordinance or regulation of any governmental body or authority (provided that no representation or warranty is made in this Section 2.9 with respect to Licenses (as defined and covered by Section 2.17 below) or Environmental Laws (as defined in and covered by Section 2.10 below)), including but not limited to, any laws relating to occupational health or safety, except for violations or possible violations which would not in the aggregate constitute a Material Adverse Effect on the Companies, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced or, to the Knowledge of Sellers, threatened against any of the Companies alleging any such violation, except for such actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands or notices which would not in the aggregate constitute a Material Adverse Effect on the Companies.

         SECTION 2.10. Environmental Laws and Regulations.

         (a) Except as set forth on Schedule 2.10, to the Knowledge of Sellers and except as would not in the aggregate constitute a Material Adverse Effect on the Companies, (i) each Company is in compliance with all applicable federal, state and local laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), which compliance includes, but is not limited to, the possession by each Company of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, (ii) no Company has received written notice of, or is the subject of, any actions, causes of action, claims, demands, notices, judgments, orders, hearings or proceedings by any person, or, investigations by any Governmental Entity alleging liability under or non-compliance with any Environmental Law, and (iii) there are no circumstances, based on currently available information that are reasonably likely to prevent or interfere with such compliance or give rise to such liability in the future.

         (b) Except as set forth on Schedule 2.10, to the Knowledge of Sellers and except as would not in the aggregate constitute a Material Adverse Effect on the Companies (i) no underground storage tanks, polychlorinated biphenyls (PCBs) or asbestos-containing materials are located on, in or under any property owned or leased by any Company in violation of any applicable Environmental Law, and
(ii) no Company has caused or permitted Hazardous Materials to be stored, released, treated, recycled or disposed of on, under or at any property owned or leased by any Company in violation of any applicable Environmental Law or in a manner that would reasonably be expected to require remediation by any Company under applicable Environmental Laws.

         (c) Except as set forth on Schedule 2.10 and except as would not in the aggregate constitute a Material Adverse Effect on the Companies, none of the Companies has released by written contract or agreement any other person from any claim under any Environmental Law or, to the Knowledge of Sellers, waived any rights or defenses concerning any environmental conditions at any property currently or formerly owned, leased or operated by any Company.

         (d) To the Knowledge of the Sellers, there is no environmental assessment, investigation, study or audit report prepared by or for any Company in relation to the Business of such Company that has not been made available to Buyer.

         SECTION 2.11. No Undisclosed Employee Benefit Plan Liabilities or Severance Arrangements.

         (a) Schedule 2.11 contains a complete list of each employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health or accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits (whether or not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), which any Company maintains, administers, contributes to, or in the last six (6) years was required to contribute to, or under which any Company may incur any liability (each, a "Benefit Plan"). True and complete copies of each of the following documents have been delivered or made available by Seller to Buyer: (i) each Benefit Plan and all amendments thereto, all written descriptions thereof which have been distributed to Seller's employees and all annuity contracts or other funding instruments, and a complete description of any Benefit Plan which is not in writing, (ii) the most recent determination or opinion letter issued by the Internal Revenue Service with respect to each Benefit Plan (other than a "multiemployer plan", as defined in Section 3(37) or 4001(a) of ERISA, a "Multiemployer Plan"), (iii) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan, (iv) all actuarial reports prepared for the last three plan years for each Benefit Plan, (v) a description of complete age, salary, service and related data as of the last day of the last plan year for employees of the Companies (other than employees of the Winery), and (vi) a description setting forth the amount of any liability of any Company as of the Closing Date for payments more than thirty (30) calendar days past due with respect to each Benefit Plan.

         (b) No Benefit Plan (other than a Multiemployer Plan) is subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"). No Benefit Plan is an "employee pension benefit plan" as defined in Section 3(2) of ERISA other than a Multiemployer Plan. Neither any Company nor any Benefit Plan (other than a Multiemployer Plan) holds as an asset of any Benefit Plan any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship or rehabilitation proceedings.

         (c) Each Benefit Plan and each related trust agreement, annuity contract or other funding instrument presently is in material compliance and has been maintained in material compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including without limitation ERISA and the Code, except where such instances of non-compliance would not in the aggregate have a Material Adverse Effect on the Companies.

         (d) No Company has engaged in, or to the Knowledge of Sellers, is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4212(c) of ERISA. All contributions required to be made by any Company to each Multiemployer Plan have been made when due. If, as of the Closing Date, each Company were to withdraw from all Multiemployer Plans to which any Company has contributed or been obligated to contribute, it (and they) would incur no liabilities to such plans under Title IV of ERISA.

         (e) To Sellers' Knowledge, with respect to each Multiemployer Plan: (1) no such Multiemployer Plan has been terminated or has been in reorganization under ERISA so as to result, directly or indirectly, in any liability, contingent or otherwise, of any Company under Title IV of ERISA; (2) no proceeding has been initiated by any person (including the Pension Benefit Guaranty Corporation) to terminate any Multiemployer Plan; (3) Seller has no reason to believe that any Multiemployer Plan will be terminated or will be reorganized under ERISA; and (4) no Company expects to withdraw from any Multiemployer Plan.

         (f) None of the Companies or any Benefit Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of any Company pursuant to, any retiree medical benefit plan, or other retiree Benefit Plan, and no condition exists which would prevent any Company from amending or terminating any such Benefit Plan.

         (g) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Companies that is an "excess parachute payment" pursuant to Section 280G of the Code.

         (h) Neither Seller, any Company nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Benefit Plans which are intended to cover employees or former employees of the Companies or to amend or modify any existing Benefit Plan.

         (i) Except as would not in the aggregate have a Material Adverse Effect on the Companies, no event has occurred in connection with which any Company or any Benefit Plan, directly or indirectly, could be subject to any material liability (A) under any statute, regulation or governmental order relating to any Employee Plans; (B) pursuant to any obligation of any Company to indemnify any person against liability incurred under any such statute, regulation or order as they relate to the Employee Plans or (C) pursuant to any benefit plan, program or arrangement of any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, any Company as set forth in Section 414(b), (c), (m) or (o) of the Code.

         (j) Neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any person to benefits under any Benefit Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

         SECTION 2.12. Events Subsequent to December 31, 1997. Except as set forth on Schedule 2.12, since December 31, 1997, the Business has been conducted in the ordinary course and there has not been in the aggregate any Material Adverse Effect on the Companies. Without limiting the generality of the foregoing, since that date:

         (a) no Company has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

         (b) other than new and pending acquisitions set forth in the Confidential Information Memorandum dated February, 1998 provided to Buyer by Sellers (the "Offering Memo") or on Schedule 2.12, no Company has entered into any transaction or contract material to any such Company outside the ordinary course of business or has made any material changes in the customary method of operations of such Company, including, without limitation, practices relating to marketing, selling and pricing;

         (c) no party (including any Company) has accelerated, terminated, modified, or canceled any Material Contract;

         (d) no Company has imposed any Lien upon any of its assets, tangible or intangible, except for any Liens that are related to a liability included in Debt or Working Capital;

         (e) except for new builds planned for 1998 and set forth in the Offering Memo, no Company has made any capital expenditure (or series of related capital expenditures) either involving more than $5,000,000 or outside the ordinary course of business;

         (f) other than new and pending acquisitions set forth in the Offering Memo or on Schedule 2.12, no Company has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $1,000,000 or outside the ordinary course of business;

         (g) no Company has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation that is not prepayable without penalty and, if not prepaid prior to Closing, included in Debt;

         (h) no Company has canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the ordinary course of business;

         (i) there has been no change made or authorized in the charter, partnership agreement or bylaws of any Company;

         (j) no Company has (i) issued, sold, or otherwise disposed of any of its partnership units or capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its partnership units or capital stock, as applicable, nor (ii) declared, set aside, or paid any non-cash dividend or made any distribution with respect to or redeemed, purchased, or otherwise acquired any of, its partnership units or capital stock;

         (k) no Company has experienced any damage, destruction or loss (whether or not covered by insurance) to any property, which properties individually or in the aggregate are material;

         (l) (i) no Company has made any loan to, or entered into any other material transaction with, any of its directors, officers, or employees other than in the ordinary course of business consistent with past practice in connection with their employment, (ii) no Company has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, (iii) no Company has granted any increase in the base compensation of any of its directors, officers, or employees other than in the ordinary course of business and consistent with past practices, and (iv) no Company has adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other employee benefit plan).

         (m) there has not been any change by any Company in its accounting methods, principles or practices, other than such changes required by GAAP;

         (n) except as reflected in Working Capital, (i) there has not been any writing down, other than in accordance with GAAP and consistent with past practice, of the value of any accounts or other receivables or any revaluation by any Company of any of its assets or (ii) any cancellation or writing off as worthless and uncollectable of any debt, note or account or other receivable by any Company, or (iii) any waiver by any Company of a right of substantial value;

         (o) except as reflected in Working Capital or in the case of any items arising in the ordinary course of business, there has not been any payment or incurring of liability to pay any material Taxes, assessments, fees, penalties, interest or other governmental charges;

         (p) there has not been any other material occurrence, event, incident, action, failure to act or transaction outside the ordinary course of business involving any Company; and

         (q) no Company has committed to any of the foregoing.

         SECTION 2.13. Investigations; Litigation. Except as described in any of the Financial Statements or as disclosed on Schedule 2.13:

         (a) no investigation or review by any Governmental Entity with respect to any Company which would in the aggregate constitute a Material Adverse Effect on the Companies is pending nor has any Governmental Entity notified any Company of an intention to conduct such an investigation or review;

         (b) there are no actions, suits or proceedings pending (or, to the Knowledge of the Sellers, threatened) against or affecting any of the Companies, or any of their respective properties at law or in equity, or before any Governmental Entity, which, in the aggregate, would constitute a Material Adverse Effect on the Companies; and

         (c) No Company is subject to any outstanding injunction, judgment, order, decree, ruling or charge.

         SECTION 2.14. Tax Matters. Except to the extent disclosed on Schedule 2.14:

         (a) each Company (Media, M&M, Nevada and MWS and each Subsidiary of Media, M&M, Nevada or MWS are hereinafter sometimes referred to collectively as the "Taxpayers" or individually as a "Taxpayer") has (i) duly filed (or there have been filed on its behalf) with the appropriate Tax authorities all Tax Returns required to be filed by it on or prior to the date hereof, and such Tax Returns are true, complete, and correct in all material respects, except to the extent that any failure to file any Tax Return or any inaccuracies in filed Tax Returns would not, individually or in the aggregate, have a Material Adverse Effect and (ii) duly paid in full (or there has been paid on each of their behalf), or has established (or there has been established on each of their behalf) an adequate accrual or reserve for Taxes as reflected in the calculation of Working Capital for, all Taxes that accrue or are payable by such Taxpayer
(x) in respect of any taxable periods that end on or before the Closing Date and
(y) for any taxable period that begins before the Closing Date and ends thereafter, to the extent that such Taxes are attributable to the portion of such period ending on the Closing Date under the terms of Section 5.15 (d), except to the extent that any failure to pay or reserve for would not, individually or in the aggregate, have a Material Adverse Effect. There is no audit or other matter in controversy with respect to any Taxes due and owing by any Taxpayer, and there is no Tax deficiency or claim assessed or, to the best of the Taxpayers' Knowledge, proposed or threatened (whether orally or in writing) against any Taxpayer, other than (x) in respect of any such audits, controversies, deficiencies, assessments, or proposed assessments that are being contested in good faith, for which adequate reserves have been established in accordance with GAAP or (y) would not, individually or in the aggregate, have a Material Adverse Effect. Schedule 2.14 sets forth any contested liability in respect of which the amount being contested exceeds $250,000.

         (b) none of the Taxpayers (i) has waived any statutory period of limitations for the assessment of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than in the case of any such waivers or extensions in respect of an assessment or deficiency of Tax the liability of which has been satisfied or settled, (ii) has filed a consent under Code Section 341(f) concerning collapsible corporations, or (iii) has any liability for the Taxes of any other person as defined in Section 7701(a)(1) of the Code under Treas. Reg. Sections 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee, successor or by contract (other than liability for Taxes imposed by contract entered into in the ordinary course of business for the acquisition by a Taxpayer of assets used in the Business or stock of any entity holding any such assets used in the Business), except to the extent that any such waiver, consent, or liability referred to in clauses (i),
(ii) and (iii), respectively, of this Section 2.14(b) would not, individually or in the aggregate, have a Material Adverse Effect;

         (c) to the Knowledge of the Taxpayers, no claim has been made since January 1, 1994 by an authority in a jurisdiction where a Taxpayer does not file Tax Returns that such Taxpayer is or may be subject to taxation by that jurisdiction, other than in the case of any such claims the liability of which has been satisfied or settled or, except to the extent that any such claims would not, individually or in the aggregate, have a Material Adverse Effect;

         (d) none of the assets of the Taxpayers (i) are required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code, (ii) secures any debt the interest on which is tax-exempt under Code Section 103(a), or (iii) is tax-exempt use property within the meaning of Code Section 168(h), except to the extent that any such treatment or condition under this Section 2.14(d) would not, individually or in the aggregate, have a Material Adverse Effect;

         (e) none of the Taxpayers has agreed to or is required to make any adjustment pursuant to Code Section 481(a) by reason of a change in accounting method initiated by such Taxpayer and none of the Taxpayers have Knowledge that the Internal Revenue Service (the "IRS") has proposed any such adjustment or change in accounting method, except to the extent that any such adjustment or proposed adjustment would not have a Material Adverse Effect;

         (f) for Federal income Tax purposes, M&M and MWS are each an "S Corporation" as defined in Section 1361(a) of the Code and M&M has been an S Corporation for each taxable year since July 1, 1995 and MWS has been an S Corporation for each taxable year since August 14, 1991.

         (g) Media is treated, and has been treated since its formation, as a partnership for U.S. federal income tax purposes, and is not, and has never been, treated as an association taxable as a corporation for U.S. federal income tax purposes;

         (h) none of the Taxpayers has requested an extension of the time within which to file any Federal or state Tax Return for which such Tax Return has not been filed;

         (i) none of the Taxpayers has any obligation under any Tax allocation or sharing agreement among or between the Taxpayers and the Sellers or any Affiliates thereof, and after the Closing Date, no Taxpayer shall be a party to, bound by or have any obligation under any Tax allocation or sharing agreement or have any liability thereunder among or between the Taxpayers and the Sellers or any Affiliates thereof for amounts due in respect of periods prior to the Closing Date, except to the extent that any such obligation referred to in this
Section 2.14(i) would not, individually or in the aggregate, have a Material Adverse Effect; and

         (j) Schedule 2.14 set forth the states in which each of M&M and MWS filed state income Tax Returns for the 1997 taxable year and their respective filing status for such taxable year and each of M&M and MWS have taken all required steps to be treated as an S Corporation under applicable state income tax law in each state in which M&M and MWS filed state income Tax Returns for the 1997 taxable year in which M&M or MWS status on Schedule 2.14 is listed as "S Corporation."

         SECTION 2.15. Insurance. Each Company has insurance policies, including without limitation, policies of life, health and liability insurance, that are customary and appropriate for the industry and the locales in which it operates and such policies are in full force and effect, except for the failure to have or maintain in full force and effect such policies as would not in the aggregate constitute a Material Adverse Effect on the Companies. Copies of all such policies, including the related certificates of insurance, have been provided to or made available to Buyer.

         SECTION 2.16. Real Property; Title. Schedule 2.16 lists all real property used in the conduct of the Business and indicates whether such property is leased or owned by the Companies. With respect to each such parcel of real property:

         (a) the identified owner has good and marketable title to the real property, free and clear of any Liens, easements, covenants, or other restrictions, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not materially impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto;

         (b) except as disclosed on Schedule 2.13, there are no pending or, to the Knowledge of Sellers, threatened condemnation proceedings, lawsuits, or administrative actions relating to the real property or other matters affecting adversely the current use, occupancy, or the material value to the Companies thereof;

         (c) to the Knowledge of Sellers, with respect to each parcel of owned real property, (i) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property; (ii) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein; and (iii) there are no parties (other than the Companies) in possession of the parcel of real property, other than tenants under any leases disclosed in Schedule 2.16 who are in possession of space to which they are entitled.

         (d) The Sellers have delivered or made available to the Buyer correct and complete copies of the leases and subleases listed in Schedule 2.16 (as amended to date) of real property held by the Companies (the "Leases"). With respect to each, Lease: each Company party to the respective Leases (i) has a valid and subsisting leasehold interest in each Lease, (ii) has not subleased or assigned any interest in any such Lease, except in connection with such Company's financing activities, and (iii) has not received any written notice of material default under any such Lease which is still in effect, except for such defaults that would not in the aggregate constitute a Material Adverse Effect.

         (e) Section 2.16(e) is a list of all of the material structures used to display billboards, posters and "faces" that are subleased by any of the Companies.

         SECTION 2.17. Permits and Licenses. Each Company holds and is in material compliance with all permits and licenses necessary to operate the Business as currently operated, each of which is listed in Schedule 2.17 (the "Licenses"). Except as set forth in Schedule 2.17, no governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations other than the Licenses are required to operate the Business in substantially the same manner as the Business is being operated as of the date hereof, other than those that the failure to hold or obtain would not in the aggregate constitute a Material Adverse Effect on the Companies. No application, action or proceeding is pending for the renewal or modification of any of the Licenses, except for matters in the ordinary course of business for each of the Companies, and, except for actions or proceedings affecting outdoor advertising companies generally and the actions described in Schedule 2.13, no application, complaint, action or proceeding is pending, or threatened in writing, that would reasonably be expected to result in (i) the denial of an application for renewal of any of the Licenses, (ii) the revocation, modification, nonrenewal or suspension of any of the Licenses, (iii) the issuance of a cease-and-desist order with respect to any of the Licenses or (iv) the imposition of any material administrative or judicial sanction with respect to any Company, except as, with respect to (i),
(ii), (iii) and (iv), would not in the aggregate result in a Material Adverse Effect on the Companies.

         SECTION 2.18. Collective Bargaining Agreements and Labor. The Companies have previously provided to Buyer all labor or collective bargaining agreements which pertain to any of the employees of any of the Companies. To the Knowledge of the Sellers, there are no pending complaints, charges or claims against any Company filed with any public or governmental authority, arbitrator or court based upon the employment or termination by any Company of any individual, except for such complaints, charges or claims which if adversely determined would not in the aggregate constitute a Material Adverse Effect on the Companies.

         SECTION 2.19. Intangible Assets. Other than as set forth in Schedule 2.19, there are no material patents, patent applications, trademarks, trade names, service marks, copyright registrations or copyright applications licensed or used by or registered in the name of any Company which are used in the conduct of the Business.

         SECTION 2.20. Personal Property; Information Systems.

         (a) The Companies collectively own, have a valid leasehold interest in, or have legal right to use, all of the tangible personal property necessary to carry on the Business of the Companies as presently conducted, free and clear of all Liens except for (i) Liens for inchoate mechanics' and materialmens' liens for construction in progress and workmens', repairmens', warehousemens' and carriers' liens arising in the ordinary course of business, (ii) Liens for Taxes not yet payable, (iii) Liens arising out of, under, or in connection with, this Agreement and (iv) Liens set forth in Schedule 2.20.

         (b) The operating and applications computer programs and data bases ("Software") which the Companies currently use or have available for use are adequate and sufficient to service their existing customers on the date hereof through the end of the current term of the contracts with such customers. All such Software is owned outright by a Company or, if not owned by a Company, a Company has the right to use the same pursuant to valid licenses therefor, except where the absence of such licenses would not cause significant disruption to the Companies' operations as presently conducted or result in significant expense if use of the related Software were required to be terminated or the related Software were required to be replaced. To the Sellers' Knowledge, none of the Software owned by a Company and none of the Software licensed by a Company, infringes upon or violates any intellectual property right of any other Person.

         SECTION 2.21. Material Contracts.

         (a) Schedule 2.21(a) sets forth (grouped by each clause of this Section 2.21(a)) the following contracts (collectively, along with each Lease and each Customer Agreement, the "Material Contracts") in effect as of the date of this Agreement to which any Company is a party or to which it or its assets is subject:

                           (i) any contract (excluding any employment contract,
Customer Agreement and Lease) that the Sellers reasonably anticipate will, in accordance with its terms, involve aggregate annual payments after the date hereof by any Company of more than $100,000 and that is not cancelable without liability within sixty (60) days;

                           (ii) any employment or consulting contracts
(including without limitation any arrangements or obligations with respect to severance, change in control or termination pay) with any director, officer or employee of any Company;

                           (iii) all partnership or joint venture agreements of
any Company;

                           (iv) any note, loan, letter of credit, contract
relating to indebtedness for borrowed money or capitalized leases, or other contract in respect of which any Company is obligated in any way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any person or entity involving aggregate obligations of the Companies of more than $100,000;

                           (v) any indemnity arrangement arising in connection
with any sale or disposition of assets (other than sales of assets in the ordinary course of business);

                           (vi) any royalty arrangement arising in connection
with any sale or disposition of assets;

                           (vii) any acquisition or disposition contracts of any
Company under which a party thereto remains obliged to pay moneys or perform in any material manner;

                           (viii) all contracts, other than Licenses or Leases,
with any Governmental Entity or with any labor union;

                           (ix) contracts for capital expenditures requiring
payments by any Company after the date hereof, individually or in the aggregate, in excess of $100,000 per year or $500,000 per project;

                           (x) each contract to which any Company is a party (i)
limiting the right of any Company prior to or after the Closing Date, (A) to engage in, or to compete with any person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by any Company prior to or after the Closing Date, or (B) to solicit any vendor, customer or client, or (ii) containing "most favored nations" or similar provisions affecting the pricing terms of contracts to which it is a party; and

                           (xi) each other contract which is material to any
Company or the conduct of its business and the absence of which would constitute a Material Adverse Effect on such Company.

                  (b) Schedule 2.21(b) is true and correct and sets forth a complete and accurate listing of all Customer Agreements to which any Company is a party as of the date hereof. At Closing, the Sellers will provide a true, correct and complete listing of all Customer Agreements to which any Company is a party at the time of Closing. "Customer Agreement" means any contract, letter agreement or other agreement entered into by a Company for the provision of outdoor advertising services, which agreement generates revenues in excess of $250,000 per year, as such agreements may be amended from time to time.

                  (c) Sellers have made available to Buyer true and complete copies of all Material Contracts (including all amendments thereto).

                  (d) Each Material Contract and each other contract of any Company which would have been required to be disclosed Schedule 2.21(a) or 2.21(b) had such contract been entered into prior to the date of this Agreement, is in full force and effect and is a legal, valid and binding obligation of such Company, and there is not (i) any material default or breach of a material provision (or any event which, with the giving of notice or lapse of time or both, would be a material default) by any Company or, to the Knowledge of the Sellers, any other party, in the timely performance of any obligation to be performed or paid under any such Material Contract or any such other contract or
(ii) to the Sellers' Knowledge, any threat of cancellation or termination of any such Material Contract or other such contract, except with respect to clauses
(i) and (ii), for such defaults, cancellations or terminations that would not in the aggregate constitute a Material Adverse Effect on the Companies.

                  (e) As used herein, "contract" means any legally binding agreement, commitment or arrangement.

                  SECTION 2.22.  Excluded Assets and Liabilities.

                  (a) Winery. Schedule 2.22(a) sets forth a true, complete and correct list of all assets, liabilities and employees of the Companies relating principally to the Winery, including a separate list of liabilities to be reflected in Working Capital or Debt as of the Adjustment Time ("Excluded Winery Liabilities") located in Paso Robles, California and currently owned by M&M (the "Winery").

                  (b) Martin Headquarters. Schedule 2.22(b) sets forth a true, complete and correct list of certain assets and liabilities related primarily to, and employees housed at, the headquarters offices of the Business located in Paso Robles, California ("Martin Headquarters"), including a separate list of liabilities to be reflected in Working Capital or Debt as of the Adjustment Time ("Excluded Headquarters Liabilities").

                  SECTION 2.23. Recent Acquisitions. Each of the acquisitions listed in Part A of Schedule 2.12 have been consummated by one or more of the Companies for the purchase price and with the cashflows listed in Part A of
Schedule 2.12. True, correct and complete copies of each of the agreements pursuant to which such acquisitions were made have been provided or made available to Buyer.

                  SECTION 2.24. Disclosure. None of the representations, warranties or statements by the Sellers in this Agreement or the Schedules, and no information provided by any Company or Seller to another Seller in connection with the sale and purchase contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained herein not misleading. To the Sellers' Knowledge, there is no fact or circumstance in existence which constitutes, or is reasonably likely to constitute, a Material Adverse Effect on any Company or the due performance by any Company of its obligations hereunder, which has not been expressly set forth in this Agreement or the Schedules.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

                  Each Seller severally represents and warrants to Buyer to the extent pertaining to such Seller as follows:

                  SECTION 3.1. Authority Relative to this Agreement. Such Seller has the corporate, partnership, trust or other power and authority, as applicable, to enter into this Agreement and to carry out its obligations hereunder. With respect to any Seller not an individual, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by any boards of directors, shareholders, partners or trustees and no other corporate, stockholder, partnership, trust or other approvals are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Seller and, assuming this Agreement has been duly and validly executed and delivered by Buyer, this Agreement constitutes a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

                  SECTION 3.2. Title to Units and Capital Stock. Except as set forth in Schedules I, II, III and IV, such Seller owns the number of Units and/or shares of Capital Stock, as applicable, set forth opposite such Seller's name on Schedules I, II, III and/or IV, as applicable, free and clear of all Liens, and upon delivery and payment for such Units and/or shares of Capital Stock at the Closing as provided for in this Agreement, Buyer will acquire good and valid title to all such Units and/or shares of Capital Stock, as applicable, being sold to it by such Seller, free and clear of all Liens.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer hereby represents and warrants to Sellers as follows:

                  SECTION 4.1. Organization, Qualification, Etc. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not in the aggregate have a Material Adverse Effect on Buyer.

                  SECTION 4.2. Corporate Authority Relative to this Agreement; No Violation. Buyer has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer and no other corporate or stockholder proceedings on the part of Buyer is necessary to authorize this Agreement and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement has been duly and validly executed and delivered by the other parties hereto, this Agreement constitutes a valid and binding agreement of Buyer, enforceable against it in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Buyer is not subject to or obligated under any charter, by-law or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by its executing or carrying out this Agreement. Other than in connection with or in compliance with the HSR Act, no authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by Buyer of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not, in the aggregate, have a material adverse effect on Buyer; provided that Buyer makes no representation with respect to such of the foregoing as are required by reason of the regulatory status of the Companies or facts specifically pertaining to the Companies.

                  SECTION 4.3. Investigations; Litigation. Except as previously disclosed in writing to the Companies:

                  (a) no investigation or review by any Governmental Entity with respect to Buyer or any of its Subsidiaries which would in the aggregate have or be reasonably likely to have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this

Agreement is pending nor has any Governmental Entity notified Buyer of an intention to conduct such an investigation or review; and

                  (b) there are no actions, suits or proceedings pending (or, to Buyer's Knowledge, threatened) against or affecting Buyer or its Subsidiaries, or any of their respective properties at law or in equity, or before any Governmental Entity which in the aggregate is reasonably likely to have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement.

                  SECTION 4.4. Financial Ability. Buyer has the funds necessary to pay the Purchase Price and consummate the transactions contemplated by this Agreement.

                  SECTION 4.5. Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

                                    ARTICLE V

                                    COVENANTS

                  SECTION 5.1. Conduct of Business by the Companies. From the date of this Agreement to the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, and except as may be agreed to by the other parties hereto or as may be permitted pursuant to this Agreement, each Company shall:

                  (a) conduct its operations and maintain its accounting methods, principles, or practices according to its ordinary and usual course of business consistent with past practice and GAAP;

                  (b) use its reasonable efforts to (i) preserve intact its business organizations and goodwill in all material respects, (ii) keep available the services of its officers and employees as a group, subject to changes in the ordinary course, and (iii) maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them;

                  (c) notify Buyer of any emergency or other change in the normal course of its businesses or in the operation of its properties and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental body or authority other than nonmaterial complaints, investigations or hearings arising in the ordinary course of business;

                  (d) except as otherwise provided in this Agreement or as disclosed on Schedule 5.1(d), not enter into or amend any employment, severance or similar agreements or arrangements with any of their respective directors or executive officers, except general salary increases in amounts consistent with past practices including without limitation the annual salary increases scheduled for July 1998 as previously disclosed to Buyer;

                  (e) except as (i) described in Schedule 2.12, (ii) as previously disclosed to Buyer in the Offering Memo, and (iii) in connection with the Kunz Option, not (A) authorize, propose or enter into an agreement with respect to, any merger, consolidation or business combination, or any acquisition of assets or securities except to the extent that such mergers, consolidations or business combinations or any acquisitions of assets or securities, taken in the aggregate, do not exceed $500,000, (B) dispose of a material amount of assets or securities, (C) release or relinquish of any material contract rights not in the ordinary course of business and consistent with past practice or (D) exceed the amount of capital expenditures for new builds contained in its 1998 budget, as previously provided to Buyer;

                  (f) not propose or adopt any amendments to its partnership agreement or corporate charter or by-laws, as applicable;

                  (g) not issue any partnership interests or shares of its capital stock, as applicable, or otherwise change its capitalization as it existed on the date hereof, except for the issuance or incurrence of nonconvertible debt in connection with acquisitions permitted pursuant to
Section 5.1(e), which debt is either prepaid prior to the Closing or included in Debt or Working Capital as of the Adjustment Time, and as otherwise contemplated herein;

                  (h) not grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any partnership interests or shares of its capital stock, as applicable;

                  (i) except for required distributions with respect to Preferred Units, not authorize or pay any stock dividends or make any non-cash distribution with respect to its Units or outstanding shares of stock, as applicable; provided, however, cash distributions shall be permitted in the sole and absolute discretion of the general partner or board of directors, as applicable;

                  (j) not purchase or redeem any partnership interest or shares of its capital stock, except for the redemption of all outstanding Preferred Units as contemplated by this Agreement;

                  (k) except as described on Schedule 5.1(k), not amend the terms of its respective employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements in existence on the date hereof except as required by law, or adopt any new employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements;

                  (l) not enter into any loan agreement, refinance any existing loan, incur any indebtedness for borrowed money or purchase money indebtedness that is not prepayable without penalty and either paid prior to the Closing or included as Working Capital or Debt as of the Adjustment Time or, other than in the ordinary course of business and consistent with past practice and, if outstanding at the Closing, included in Working Capital or Debt as of the Adjustment Time, assume, guarantee, endorse or otherwise become responsible for indebtedness of any other person, or make any loans or advances to any person;

                  (m) not (i) terminate, modify or amend any Material Contract, License, or any confidentiality agreement, except in the ordinary course of business and not involving a material increase in liability that is not reflected in Working Capital, or reduction in revenue, (ii) settle or otherwise resolve any financial issue, claim or adjustment under any such Material Contract, Lease, License, or other contract or commitment, except by payment of cash or the incurrence of a liability reflected in Working Capital, or (iii) effect any modification to any Material Contract, Lease or License in connection with obtaining any consent or approval necessitated by the transactions contemplated hereby;

                  (n) not settle or compromise any action or proceeding (i) for any amount in excess of $200,000, except by payment of cash or the incurrence of a liability reflected in Working Capital, or (ii) that involves any commitment or arrangement which in the aggregate constitutes a Material Adverse Effect on the Companies;

                  (o) not enter into any contracts other than in the ordinary course of business consistent with general past practice;

                  (p) not make any material election with respect to Taxes or settle or compromise any material liability with respect to Taxes, except by payment of cash or the incurrence of a liability reflected in Working Capital; and

                  (q) not agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any representation or warranty in Articles II or III hereof untrue or incorrect.



                  SECTION 5.2. Access to Information; Confidentiality. The Companies shall afford to Buyer, and to Buyer's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Closing Date to all the respective properties, books, contracts, commitments and records of the Companies, and during such period, the Companies shall furnish promptly to Buyer all information concerning the Business as Buyer shall reasonably request. The Buyer will keep all such information provided to it, directly or indirectly, by the Companies confidential in accordance with the terms of the Confidentiality Agreement, dated ___________, 1998, among the Buyer, Media and M&M (the "Confidentiality Agreement").

                  SECTION 5.3. Filings; Other Action. Subject to the terms and conditions herein provided, each appropriate Party shall (i) promptly, and in any event not later than fifteen (15) business days after the date hereof, make or cause to be made their respective filings and thereafter promptly make any other required submissions under the HSR Act, (ii) use reasonable efforts to cooperate with one another in (A) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party or Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and
(iii)
use reasonable efforts to take, or cause to be taken, all other such actions and do, or cause to be done, all other things as the Parties may agree are necessary, proper or advisable to consummate and make effective the transactions contemplated hereby. Each of (i) Buyer and (ii) the Companies will provide to the other copies of all correspondence between it (or its advisors) and any Governmental Entities with regulatory jurisdiction over enforcement of any applicable antitrust laws ("Government Antitrust Entity") relating to this Agreement or any of the matters described in this Section 5.3 and will consult with the other Parties with respect to any communications by it or its advisors with any Government Antitrust Entity regarding the transactions contemplated hereby or any of the matters described in this Section 5.3. Notwithstanding any of the foregoing, no failure to obtain termination of the waiting period under the HSR Act shall be deemed to be a breach hereunder by the Companies, the Sellers or Buyer.

                  SECTION 5.4. No Solicitation. From the date hereof until the termination of this Agreement, the Companies shall not (whether directly or indirectly through advisors, agents or other intermediaries), and each Company shall use its reasonable efforts to ensure that its respective officers, directors, employees, advisors, representatives or other agents will not, directly or indirectly, (a) solicit, initiate, encourage or take any other action to knowingly facilitate, any Acquisition Proposal or (b) engage or participate in negotiations or substantive discussions with, or disclose any non-public information relating to any of the Companies or afford access to the properties, books or records of any of the Companies to, any Person that has made, or has indicated its interest in making or considering or intending to make, an Acquisition Proposal. The Companies will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any other Person that have been conducted heretofore with respect to a potential Acquisition Proposal.

                  SECTION 5.5. Public Announcements. Unless otherwise required by applicable law or the requirements of any listing agreement with any applicable stock exchange, Buyer and the Companies shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

                  SECTION 5.6. Employee Matters.

                  (a) For a period of one year immediately following the Closing, Buyer agrees to cause each Company to provide to all active employees of such Company as of the Closing who continue to be employed by such Company coverage under group medical, dental, 401(k) savings, disability insurance, life insurance, accidental death and disability, and vacation plans or arrangements which are, in the aggregate, substantially similar to the plans providing such benefits to the employees immediately prior to the Closing Date; provided that in no event shall any employee of the Winery or located at Martin Headquarters be covered hereby.

                  (b) For a period of one year immediately following the Closing Date, Buyer agrees to cause each Company to provide to all active employees of such Company as of the Closing Date which may be affected by any reduction in force subsequent to the Closing Date reasonable severance benefits in accordance with Buyer's severance plans and policies in effect for similarly situated employees of Buyer; provided that in no event shall any employee of the Winery or located at Martin Headquarters be covered hereby.

                  SECTION 5.7. Excluded Assets and Liabilities.

                  (a) Winery. The Parties hereby agree and acknowledge that the Winery and any assets, liabilities or employees of M&M related primarily to the Winery (except for the Excluded Winery liabilities are not intended to be transferred to Buyer under this Agreement. Accordingly, prior to the Closing, M&M shall enter into and consummate an agreement substantially in the form attached hereto as Exhibit D (the "Winery Transfer Agreement") providing for the transfer of the assets owned and employees employed by M&M and used solely in the operation of the Winery and the liabilities relating to the Winery, each of which assets, employees and liabilities are listed on Schedule 2.22(a), to a newly formed entity controlled by one or more of the Sellers. The Winery Transfer Agreement shall provide for the indemnification of M&M from and against any and all liabilities and claims relating to the Winery, except for the Excluded Winery liabilities.

                  (b) Martin Headquarters. The Parties hereby agree and acknowledge that Martin Headquarters and certain assets and liabilities of the Companies related primarily thereto and any employees of any of the Companies housed therein are not intended to be transferred to Buyer under this Agreement or employed by any of the Companies following the Closing. Accordingly, on or prior to the Closing Date, Sellers shall cause the Companies to (i) transfer such assets and liabilities (except for the Excluded Headquarters liabilities) related primarily to Martin Headquarters to a newly formed entity controlled by one or more of the Sellers pursuant to the Winery Transfer Agreement and (ii) terminate the employment by the Companies of the employees housed at Martin Headquarters which assets, liabilities and employees are listed on Schedule 2.22(b). The Sellers shall be responsible for the payment of any accrued but unpaid vacation, holidays, benefits or other compensation as well as any severance payment due to such employees upon termination and shall indemnify Buyer from and against any and all liabilities and claims relating to such assets, liabilities and employees, except for the Excluded Headquarters liabilities.

                  SECTION 5.8. Supplements to Disclosure Schedules. No more than five (5) business days after the date hereof, Sellers and the Companies may supplement in writing the following schedules hereto only to the extent and for the purposes provided in this Section 5.8: (a) Schedule 2.4 for the purpose of adding other Material Contracts for which consent to the consummation of the transactions contemplated hereby of a party thereto is required, (b) Schedule 2.16(e), (c) Schedule 2.21(a); provided, however, that to the extent that Sellers and the Companies propose to add to such Schedule Material Contracts which have not previously been disclosed to Buyer in connection with its due diligence on the Companies, Sellers and the Companies may not add such Material Contract to Schedule 2.21(a) without Buyer's consent which shall not be unreasonably withheld and (d) Schedules I, II, III, IV and 8.2 with respect to the allocation of the Purchase Price and indemnification obligations among the Sellers so long as such allocation does not affect the allocation of the aggregate Purchase Price among the Companies previously provided to Buyer in the Martin Sign Companies Analysis of Allocation of Consideration & Related Adjustments.

                  SECTION 5.9. Phase I Environmental Audit. Buyer may obtain, at its own expense, as soon as practicable, but in any event within thirty (30) days of the date of this Agreement, Phase I reports pursuant to ASTM Standard E 1527-97 or other standard environmental assessments (the "Environmental Reports") with respect to any properties owned or leased by any Company from an environmental engineering firm selected by Buyer and approved by MWS (which approval shall not be unreasonably withheld). If Buyer elects to obtain such Environmental Reports, Buyer shall, promptly (but in no event later than two business days) after receipt thereof, provide a copy of such Environmental Reports to Sellers. If any such Environmental Report indicates that remediation of an environmental condition on any property owned or leased by any Company is required under any Environmental Law or that any other action is required under any Environmental Law (collectively, the "Remedial Actions"), other than any matters identified in Schedule 2.10 or the reports listed therein, Sellers shall, at Buyer's request, take and complete such Remedial Actions in accordance with applicable Environmental Law; provided, that in the event that the cost of completing such Remedial Actions is, in the aggregate, (i) less than $500,000, then Buyer shall pay costs to complete such Remedial Actions up to $500,000,
(ii) at least $500,000 but less than $5,000,000, then Sellers shall pay eighty percent (80%) and Buyer shall pay twenty percent (20%) of the cost to complete such Remedial Actions in excess of $500,000, or (iii) $5,000,000 or more, then Sellers may elect either (A) to pay the cost to complete such Remedial Actions in excess of $5,000,000 or (B) to terminate this Agreement by written notice to Buyer within five (5) business days after Buyer notifies Sellers of the cost of such Remedial Actions and, provided, further, that in the event that such Remedial Actions are not completed prior to the Closing Date, the Parties shall take steps necessary to ensure the payment of such costs, which steps may include the placement of a portion of the Purchase Price equal to any unpaid amounts required to be paid by Sellers pursuant to this Section 5.9 in escrow at Closing.

                  SECTION 5.10. Broker's Fees. Any fees due to CIBC Oppenheimer shall be paid by the Companies on or prior to the Closing Date and the resulting reduction in cash or increase in debt, as applicable, shall be reflected in Working Capital or Debt as of the Adjustment Time.

                  SECTION 5.11. Western Poster Services, Inc. Buyer, Weyrich and Martin shall enter into the WPS Stock Purchase Agreement substantially in the form of Exhibit E relating to the sale to Buyer of 33,000 shares (the "WPS Shares") of the common stock, no par value and stated value of $1.00 per share, of WPS held by Weyrich and Martin. Concurrently with the Closing the parties to the WPS Stock Purchase Agreement shall consummate the purchase and sale of the WPS Shares.

                  SECTION 5.12. Notification of Indemnification Claim. If on or prior to the Closing Date, Buyer has, or has Knowledge of, a claim for indemnification against any Seller pursuant to Section 8.2, it shall promptly, and prior to the Closing, notify the Sellers' Representative of such claim; provided, however, that failure to provide such notification shall not affect Buyer's rights pursuant to Article VIII.

                  SECTION 5.13.  Indemnification Agreements.

                  (a) Following the Closing, Buyer shall cause each of the Companies to continue in full force and effect for at least six years from the Closing Date all rights to indemnification and all limitations on liability existing in favor of any of the individuals who prior to the Closing were partners, officers, directors, employees or shareholders of any of the Companies and the heirs, executors, trustees, fiduciaries and administrators of such partners, officers, directors, employees or shareholders (collectively, the "Company Indemnitees") as provided in the Media Partnership Agreement or the Articles of Incorporation of By-laws of M&M, Nevada or MWS, as applicable, or any Indemnity Agreement (as defined below); provided, however, that, no Seller or any partners, officers, directors, employees or shareholders of any Seller, or any heirs, executors, trustees, fiduciaries and administrators of such partners, officers, directors, employees or shareholders, shall have or be deemed to have any such rights with respect to any Losses arising out of or related to any matter with respect to which such Seller has agreed to indemnify the Buyer Indemnified Parties pursuant to Section 8.2(a) or (b) (without reference to the Buyer Deductible, Cap or Individual Cap, as such terms are defined in Section 8.2(a)). To the extent permitted by (i) California or Nevada law, as applicable, (ii) the Media Partnership Agreement or the Articles of Incorporation and the By-laws of M&M, Nevada or MWS, as applicable, or (iii) the Administrative Services Agreement (each, an "Indemnity Agreement"), and subject to the proviso in the preceding sentence, if any Company Indemnitee notifies any Company of any claim for indemnification then Buyer shall cause such Company to indemnify the Company Indemnitee, and advancement of expenses (which term shall include all out of pocket costs, charges and expenses, including reasonable attorneys fees, incurred in connection with investigating, defending, being a witness in or participating (including on appeal), or preparing to defend, be a witness or participate in any action, suit or proceeding for which indemnification is being sought), upon receipt of reasonably detailed statements therefor, shall be mandatory rather than permissive, subject to appropriate undertakings to repay if indemnification is determined not to be available. If a claim for indemnification is asserted or made within such six year period, all rights to indemnification and advancement of expenses in respect of any such claim shall continue until such claim is disposed of or all judgments, orders, decrees or other rulings in connection with such claim are fully satisfied; provided, however, that no Company shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). Except as otherwise may be provided pursuant to any Indemnity Agreement, the Company Indemnitees as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to a Company Indemnitee, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Company Indemnitees.

                  (b) Notwithstanding any other provisions hereof, the obligations of the Companies and Buyer contained in this Section 5.13 shall be binding upon the successors and assigns of Buyer and the Companies. In the event any Company or any of its successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that successors and assigns of such Company honor the indemnification obligations set forth in this Section 5.13(b).

                  SECTION 5.14. Stockholder Agreements. By execution of this Agreement, each of the Media Sellers, M&M Sellers, Nevada Sellers and MWS Sellers who is a party to any agreements set forth on Schedule 2.4 relating to the Units or Capital Stock consents to the sales of Units and Capital Stock as contemplated by this Agreement, waives any rights of first refusal which such Seller may have with respect to any of such Units or Capital Stock and waives the effect of any other provision of any such agreement that would otherwise prohibit the sale and purchase of the Units and Capital Stock as contemplated by this Agreement, which consents and waivers shall be deemed to be both of such Seller and the Company in which such Seller holds Units or Capital Stock, including, without limitation, in the case of the MWS Sellers and Nevada Sellers, the consent and waiver of MWS and Nevada as holders of Units.

                  SECTION 5.15. Redemption of Preferred Units. Media shall redeem all issued and outstanding Preferred Units on or prior to the Closing Date.

                  SECTION 5.16. Execution of Agreement by Sellers. This Agreement shall be effective as of the execution hereof by Buyer, the Companies, Martin and Weyrich. Upon the effectiveness hereof, each of Martin and Weyrich shall use his best efforts to secure the execution hereof by each other Seller as promptly as practicable; provided, however, that neither shall be required to pay any additional consideration to any Seller by the provisions of this Section
5.16 for the purpose of inducing such Seller to execute this Agreement.

                  SECTION 5.17.  Tax Covenants and Related Matters.

                  (a) Returns. Sellers shall cause to be prepared and filed all income Tax Returns of each Taxpayer for taxable years or periods ending on or before the Closing Date but which are due to be filed after the Closing Date (taking into account all applicable extensions of time for filing).

                  (b) Refunds. Sellers shall be entitled to retain, or receive payment from Buyer within fifteen (15) days of the receipt of any Tax refunds or credits relating to a Taxpayer that were paid with respect to (i) all taxable periods ending on or prior to the Closing Date and (ii) Pre-Closing Partial Periods, for that portion of such taxable period up to and including the Closing Date except in each case to the extent such refund or credit arises as the result of a carryback of a loss, credit other tax benefit arising after the Closing Date. Buyer shall, if Sellers' Representative so requests and at Sellers' Representative's expense, cause a Taxpayer to file for and obtain any refund to which Sellers is entitled to under this Section 5.17(b), provided that Sellers' Representative shall not file, and Buyer shall not be obligated to file, to obtain any refund that would have the effect of (x) increasing any Tax liability of a Taxpayer or (y) otherwise materially and adversely affect any item or Tax attribute of a Taxpayer, in each case for any taxable period ending after the Closing Date, without Sellers' Representative first obtaining Buyer's consent, which consent shall not be unreasonably withheld. Buyer shall permit Sellers' Representative to control (at the Sellers' Representative's expense) the prosecution of such refund claim, and shall cause powers of attorney authorizing Sellers' Representative to represent a Taxpayer before the relevant taxing authority with respect to such refund to be executed, provided that Sellers' Representative (i) shall keep Buyer informed regarding the progress and substantive aspect of any such refund and (ii) shall not compromise or settle any such refund without obtaining Buyer's consent, which consent shall not be unreasonably withheld, if such compromise or settlement would have the effect of (x) increasing any Tax liability of a Taxpayer or (y) otherwise materially and adversely affect any item or Tax attribute of a Taxpayer, in each case for any taxable period ending after the Closing Date. In the event that any refund or credit of Taxes for which a payment has been made pursuant to this section 5.17(b) is subsequently reduced or disallowed, the Sellers shall indemnify and hold Buyer harmless for any Taxes assessed against Buyer or a Taxpayer by reason of the reduction or disallowance.

                  (c) Cooperation. Buyer and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns for a Taxpayer, the filing and prosecution of any Tax claims and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

                  (d) Allocation of Taxes. For purposes of Section 2.14, this
Section 5.17 and Article VIII, in the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of such Taxes payable for the period ending on the Closing Date shall be (a) in the case of any Tax based upon or measured by income, and in the case of sale or use tax, the amount which would be payable if the taxable year ended as of the end of the Closing Date and (b) in the case of any other Tax, such as property, the amount of such tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period. In the case of the close of the taxable year for a Taxpayer subject to tax as an S Corporation pursuant to section 1361 et seq. (or a comparable state law provision) of the Code, the tax books and records of such Taxpayer shall be closed and the Federal (or comparable state) income tax return of such Taxpayer shall be prepared, on a basis consistent with Treasury Regulation section 1.1362-3 (or a comparable state law provision). In the case of the close of the taxable year for a Taxpayer subject to tax as a partnership pursuant to section 701 et. seq. of the Code (or a comparable state law provision), the tax books and records of such Taxpayer shall be closed, and the Federal (or comparable state) income tax return of such Taxpayer shall be prepared, on a basis consistent with Treasury Regulation section 1.706-1(c) (or a comparable state law provision).

                  (e) Net Operating Loss of Nevada.

                      (i) Within three (3) business days prior to the Closing Date, Nevada shall deliver to Buyer a statement (together with appropriate schedules and other support, the "NOL Statement") that provides Buyer with a good faith estimate of the amount of Nevada's net operating loss (the "NOL Amount") as of the Closing Date.

                      (ii) If Buyer elects to challenge the NOL Amount contained in the NOL Statement, then it shall so notify the Nevada Sellers in writing no later than ten (10) business days following the Closing Date. Buyer shall engage Arthur Anderson LLP who shall finally determine the NOL Amount on the Closing Date no later than sixty (60) days following the Closing Date. If Arthur Anderson LLP determines that an adjustment to the NOL Amount in the NOL Statement should be made, it shall so notify the Nevada Sellers and the Buyer of the adjustment amount. All costs of engaging Arthur Anderson LLP hereunder shall be paid by (i) the Nevada Sellers on a pro rata basis if Arthur Anderson LLP determines that a downward adjustment of $50,000 or more in the NOL Amount is appropriate, and (ii) by Buyer if Arthur Anderson LLP determines that an upward adjustment or a downward adjustment of less than $50,000 is appropriate.

                  SECTION 5.18. Conveyance Taxes. Any transfer, documentary, stamp and other similar Taxes ("Conveyance Taxes") incurred solely as a result of a change of control of any Company occurring upon consummation of this Agreement shall be borne 50% by Buyer and 50% by Sellers of such Company (pro rata based on their relative equity ownership). Sellers' share of Conveyance Taxes shall be treated as an adjustment to the Purchase Price as described in
Section 1.2.

                                  ARTICLE VI

                            CONDITIONS TO THE CLOSING

                  SECTION 6.1. Conditions to the Obligations of Each Party. The obligations of the Sellers and Buyer to consummate the Closing are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) All consents and approvals of Governmental Entities or any Person necessary for consummation of the transactions contemplated hereby shall have been obtained, other than those which, if not obtained, would not in the aggregate constitute a Material Adverse Effect.

                  (b) Any waiting period (and any extension thereof) under the HSR Act applicable to the consummation of the transactions contemplated herein shall have expired or been terminated;

                  (c) The closing of the purchase and sale of the WPS shares shall have been consummated concurrently with the Closing in accordance with the WPS Stock Purchase Agreement; and

                  (d) the Winery Transfer Agreement shall have been executed and the transactions contemplated thereby shall have been consummated.

                  SECTION 6.2. Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the Closing are subject to the satisfaction or waiver by Buyer on or prior to the Closing Date of the following further conditions:

                  (a) no statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby. No action or proceeding shall be pending, or, to the Knowledge of the parties hereto, threatened, against the Companies, Sellers or Buyer or any of their respective affiliates, partners, associates, officers or directors, or any officers or directors of such partners, before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator (i) seeking to prevent or delay the transactions contemplated hereby or challenging any of the terms of provisions of this Agreement or seeking material damages in connection therewith, or (ii) wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (B) materially and adversely affect the right of the Buyer to own the Units and Capital Stock and to control the Companies, or (C) materially and adversely affect the right of any of the Companies to own its assets and to operate its businesses;

                  (b) the representations and warranties of the Sellers contained herein that are qualified as to materiality shall be true and correct, and that are not qualified as to materiality shall be true and correct in all material respects as of the Closing Date with the same effect as though made as of the Closing Date except (i) for changes specifically permitted by the terms of this Agreement and (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date;

                  (c) the obligations, agreements and covenants of each Seller and each Company contained in this Agreement to be performed or complied with on or prior to the Closing Date that are qualified as to materiality shall have been performed or complied with, and that are not qualified as to materiality shall have been performed or complied with in all material respects, in each case on or prior to the Closing Date;

                  (d) the Sellers shall have delivered to Buyer a certificate, dated the Closing Date, to the effect that each of the conditions specified above in Section 6.2(b) and (c) is satisfied in all respects;

                  (e) Each of the Sellers shall deliver, or cause to be delivered, to Buyer an executed affidavit, dated not more than thirty (30) days prior to the Closing Date, in accordance with Code Section 1445(b)(2) and Treasury Regulation section 1.1445-2(b), which statement certifies that the Seller is not a foreign person and sets forth the Seller's name, identifying number and address (a "FIRPTA Affidavit").

                  (f) all actions to be taken by the Sellers in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer; and

                  (g) each of the Sellers shall have executed this Agreement.

                  SECTION 6.3. Conditions to the Obligations of the Sellers. The obligations of the Sellers to consummate the Closing are subject to the satisfaction or waiver by the Sellers on or prior to the Closing Date of the following further conditions:

                  (a) no statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby. No action or proceeding shall be pending, or, to the Knowledge of the parties hereto, threatened, against the Companies, Sellers or Buyer or any of their respective affiliates, partners, associates, officers or directors, or any officers or directors of such partners, before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator (i) seeking to prevent or delay the transactions contemplated hereby or challenging any of the terms of provisions of this Agreement or seeking material damages in connection therewith, or (ii) wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

                  (b) the representations and warranties of Buyer contained herein that are qualified as to materiality shall be true and correct, and that are not qualified as to materiality shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date except (i) for changes specifically permitted by the terms of this Agreement and
(ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date;

                  (c) the obligations, agreements and covenants of Buyer contained in this Agreement to be performed or complied with on or prior to the Closing Date that are qualified as to materiality shall have been performed or complied with, and that are not qualified as to materiality shall have been performed or complied with in all material respects, in each case as of the Closing Date;

                  (d) Buyer shall have delivered to the Company a certificate, dated the Closing Date and signed by its Chief Executive Officer, Chief Financial Officer or a Senior Vice President, certifying to the effect that each of the conditions specified above in Section 6.2(b) and (c) is satisfied in all respects; and

                  (e) all actions to be taken by the Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Sellers.

                                  ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 7.1. Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing Date:

                  (a) by the mutual written consent of MWS and Buyer;

                  (b) by either MWS or Buyer if the Closing Date shall not have occurred on or before September 30, 1998; provided, that, the party seeking to terminate this Agreement pursuant to this clause 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Closing on or before such date;

                  (c) by either MWS or Buyer if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Closing substantially on the terms contemplated hereby or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Closing substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable;

                  (d) by Buyer at any time prior to the Closing in the event any of the Sellers or any of the Companies has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified MWS of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; provided that Buyer shall not have breached in any material respect any representation, warranty or covenant contained in this Agreement; and

                  (e) MWS may terminate this Agreement on behalf of the Sellers and the Companies by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, MWS has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; provided that no Seller and no Company shall have breached in any material respect any material representation, warranty or covenant contained in this Agreement.

                  (f) MWS may terminate this Agreement on behalf of the Sellers and the Companies in accordance with the provisions of Section 5.9.

                  The party desiring to terminate this Agreement pursuant to this Section 7.1 shall give written notice of such termination to the other party.

                  SECTION 7.2. Effect of Termination. In the event of termination of this Agreement by either MWS or Buyer as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Buyer, the Company or Sellers, other than the provisions of Section 1.4, the last sentence of Section 5.2, this Section
7.2 and Article IX, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                  SECTION 7.3. Extension; Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. Notwithstanding the foregoing, no failure or delay by the Sellers, the Companies or Buyer in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

                                  ARTICLE VIII

                       SURVIVAL; INDEMNIFICATION; REMEDIES

                  SECTION 8.1. Survival of Representations and Warranties. All of the representations and warranties of the Sellers contained in this Agreement shall survive the Closing and continue in full force and effect for a period of one (1) year thereafter, except for those contained in Section 2.14 and Article III which shall survive the Closing and continue in full force and effect until thirty (30) days after the expiration of the applicable statutory period of limitations. Notwithstanding any right of Buyer to fully investigate the affairs of the Companies and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation, Buyer has the right fully to rely upon the representations, warranties and covenants of the Companies and Sellers contained in this Agreement.

                  SECTION 8.2. Indemnification by Sellers.

                  (a) Subject to the limitations set forth herein, each of the Sellers shall, severally, in proportion to the Purchase Price allocable to them as described on Schedule 8.2 indemnify, defend and save Buyer and each Company (following the Closing) and their respective Affiliates and each of their respective officers, directors, employees, agents, and other than any Seller (each, a "Buyer Indemnified Party"), harmless from and against, and to promptly pay to a Buyer Indemnified Party or reimburse a Buyer Indemnified Party for, any and all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, actual or punitive damages or costs or expenses of any and all investigations, proceedings, judgments, environmental remediations, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts) (individually and collectively, "Losses") sustained or incurred by any Buyer Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any (i) misrepresentation or breach of a warranty by any Seller made in Article II or (ii) non-compliance with or breach by any Seller or any Company (until the Closing) of any of the covenants or agreements contained in this Agreement.

                  (b) Each Seller severally agrees to indemnify, defend and save each Buyer Indemnified Party, harmless from and against, and to promptly pay to a Buyer Indemnified Party or reimburse a Buyer Indemnified Party for, any and all Losses sustained or incurred by any Buyer

Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of misrepresentation or breach of a warranty made in Article III by such Seller.

                  (c) For purposes of calculating the amount of Losses subject to indemnification pursuant to this Section 8.2, it is understood and agreed between the Parties that to determine if there has been an inaccuracy or breach of a representation or warranty (i) which is qualified as to materiality by the Party making such representation or warranty or contains an exception for matters that would not constitute a Material Adverse Effect (except for a Material Adverse Effect resulting solely from an Advertiser Effect), then such representation or warranty shall be read as if it were not so qualified or contained no such exception, or (ii) which is qualified as to Knowledge by the Seller (except those representations and warranties made in Sections 2.9, 2.13 and 2.16 as to threatened litigation or proceedings) shall be read as if it were not so qualified.

                  (d) At Closing, Buyer shall place a portion of the Purchase Price equal to two and one-half percent (2 1/2%) of the Purchase Price (the "Post-Closing Escrow Deposit") in an escrow account with Chase Manhattan Bank (the "Post-Closing Escrow Agent") in accordance with a Post-Closing Escrow Agreement among Buyer, Sellers and the Escrow Agent (the "Post-Closing Escrow Agreement") substantially in the form attached hereto as Exhibit F. Any claim for indemnification by a Buyer Indemnified Party pursuant to Section 8.2(a) shall, and any claim for indemnification pursuant to Section 8.2(b) against the breaching Seller(s) may, at Buyer's sole discretion, first be satisfied from the Post-Closing Escrow Deposit pursuant to the terms and conditions of the Post-Closing Escrow Agreement. Buyer may only seek satisfaction of an indemnification claim pursuant to Section 8.2(a) directly from the Sellers at such time as the amount of the Post-Closing Escrow Deposit is fully exhausted. On the first day of the thirteenth month after the Closing Date, the Escrow Agent shall release as much of the Post-Closing Escrow Deposit as is not subject to a claim by Buyer, plus accrued interest on such amount as provided in the Post-Closing Escrow Agreement, to Sellers.

                  (e) The Buyer Indemnified Parties or Seller Indemnified Parties shall be entitled to indemnification pursuant to Section 8.2(a) or
Section 8.4, as applicable, only if and to the extent that the aggregate amount of Losses with respect to which all claims for indemnification made pursuant to
Section 8.2(a) or Section 8.4 (except for claims (i) brought by a Seller in connection with actions of any Company (prior to the Closing) or any other Seller related to the transactions contemplated by this Agreement and (ii) relating to the Winery or Martin Headquarters), as applicable, exceed, in the case of the Buyer Indemnified Parties Six Million Dollars ($6,000,000) plus 20% of the NOL Amount (the "Buyer Deductible"), and in the case of the Seller Indemnified Parties Six Million Dollars ($6,000,000) (the "Seller Deductible"), whereupon the Sellers or Buyer, as applicable, shall be obligated to pay in full all such Losses, but only to the extent such Losses are in excess of the Buyer Deductible or Seller Deductible, as the case may be, and provided that the Buyer Indemnified Parties or Seller Indemnified Parties, shall not be entitled to aggregate indemnification payments pursuant to Section 8.2(a) or Section 8.4, as applicable, in excess of five percent (5%) of the Purchase Price (the "Cap"). Notwithstanding any other provision of this Agreement, the aggregate amount payable by any Seller under this Article VIII shall not exceed the portion of the Purchase Price paid or payable to such Seller under this Agreement (the "Individual Cap"). Indemnification claims made pursuant to Section

8.2(b) shall not be subject to the Buyer Deductible or limited by the Cap, but shall only be limited by the Individual Cap.

                  SECTION 8.3. Indemnification by Buyer. From and after the Closing, Buyer agrees to indemnify, defend and save each Seller and its, his or her respective officers, directors, employees and partners and such Person's respective heirs, executors, trustees, fiduciaries and administrators (each, a Seller Indemnified Party), harmless from and against, and to promptly pay to a Seller Indemnified Party or reimburse a Seller Indemnified Party for, any and all Losses sustained or incurred by such Seller Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any non-compliance with or breach by Buyer of any of the covenant or agreements contained in this Agreement to be performed by Buyer.

                  SECTION 8.4. Indemnification Procedure for Third Party Claims. In the event that subsequent to the Closing any person or entity entitled to indemnification under this Agreement (an "Indemnified Party") asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity who is not a party to this Agreement or an Affiliate of such a party (including, but not limited to any Governmental Entity (a "Third Party Claim") against such Indemnified Party, against which a Party is required to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnified Party shall give written notice together with a statement of any available information regarding such claim to the Indemnifying Party within thirty (30) days (or fifteen (15) days in the case of any third party claims relating to Taxes) after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within thirty (30) days after receipt from the Indemnified Party of notice of such claim, (which notice by the Indemnifying Party shall specify the counsel it will appoint at its own expense and in its sole discretion to defend such claim ("Defense Counsel")), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party.

                  (a) In the event that the Indemnifying Party shall fail to give such notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle the claim in its reasonable discretion, provided, however that any settlement of a Third Party Claim shall require the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed and the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

                  (b) In the event that the Indemnifying Party does elect to conduct the defense of the subject claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. The Indemnifying Party shall not enter into any settlement of any Third Party Claim or consent to any entry of judgment without the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, except (i) a settlement that includes as an unconditional term thereof the giving by the person or persons asserting such Third Party Claim to all Indemnified Parties an unconditional release from liability or (ii) a settlement or judgment providing solely for a monetary award in the full amount of the item in controversy which is indemnified in full hereunder and such settlement is paid directly out of the Post-Closing Escrow Deposit by the Escrow Agent or paid or otherwise provided for by one or more Sellers, as applicable, in accordance with Section 8.2. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (x) injunctive or other equitable relief would be imposed against the Indemnified Party or its Affiliates, (y) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party or its Affiliates for which the Indemnified Party is not entitled to indemnification hereunder or (z) such settlement or cessation would, individually or taken together with any other settlement or cessation made pursuant to this Section 8.4(b)(z), reduce the aggregate adjusted tax basis, as determined for Federal income tax purposes, and determined as of immediately prior to the Closing, of the assets of M&M, MWS, Nevada and any Subsidiaries of M&M, MWS and Nevada, for any taxable period ending after the Closing Date by One Million Dollars ($1,000,000) or more. If a firm offer is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle pursuant to the preceding sentence, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. To the extent that the acceptance by the Indemnifying Party of such offer would require the consent of the Indemnified Party, if the Indemnified Party notifies the Indemnifying Party that it does not wish such offer to be accepted within twenty (20) calendar days after its receipt of such notice, the Indemnified Party may elect by such notice to the Indemnifying Party to continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party through the end of such twenty (20) day period.

                  (c) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

                  SECTION 8.5. Direct Claims. It is the intent of the parties hereto that all direct claims by an Indemnified Party against a party hereto not arising out of Third Party Claims shall be subject to and benefit from the terms of this Article VIII. Any claim under this Article VIII by an Indemnified Party for indemnification other than indemnification against a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party written notice thereof.

                  SECTION 8.6. Failure to Give Timely Notice. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in
Section 8.4 or 8.5 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under any applicable insurance coverage of which the Indemnified Party has been given notice prior to the Closing or to the extent that it was otherwise damaged as a result of such failure to give timely notice.

                  SECTION 8.7. Reduction of Loss. The amount of Losses payable with respect to any indemnification claim hereunder shall be determined on an after-tax basis, provided, however, that the NOL Amount shall not be taken into account in determining the amount of Losses which are the subject of any indemnification claim, and reduced by receipt of payment (i) under insurance policies which are not subject to retroactive adjustment or other reimbursement to the insurer in respect of such payment, or (ii) from third parties not Affiliated with the Indemnified Party, such payments (net of the expenses of the recovery thereof) (collectively, "Reimbursements") shall be credited against such Loss; provided, however, (A) the pendency of such payments shall not delay or reduce the obligation of the Indemnifying Party to make payment to the Indemnified Party in respect of such Loss, and (y) the Indemnified Party's only obligation, hereunder or otherwise, to pursue payment under or from any insurer or third party in respect of such Loss shall be to undertake reasonable efforts. If any Reimbursement is obtained subsequent to payment by an Indemnifying party in respect of a Loss, such Reimbursement shall be promptly paid over to the Indemnifying Party. No Indemnified Party shall take any action the sole purpose and intent of which is to prejudice the defense of any claim subject to indemnification hereunder or to induce a third party to assert a claim subject to indemnification hereunder.

                  SECTION 8.8. Subrogation. The Indemnifying Party shall be subrogated to the Indemnified Party's rights of recovery to the extent of any Loss satisfied by the Indemnifying Party. The Indemnified Party shall execute and deliver such instruments and papers as are necessary to assign such rights and assist in the exercise thereof, including access to books and records of the Companies.

                  SECTION 8.9. Sellers' Representative. Notwithstanding anything to the contrary contained in this Article VIII, to the extent that any Third Party Claim or Direct Claim is asserted by any Buyer Indemnitee against more than one Seller, with respect to provisions providing for notice to the "Indemnifying Party" and the rights of the "Indemnifying Party" to conduct or control the defense of any claim and to consent to any settlement of a claim, "Indemnifying Party" shall refer to Sellers' Representative, as the representative of each Seller in connection therewith, and each Seller by its execution of this Agreement hereby appoints Sellers' Representative as its representative to receive notice, and to act with respect to such matter, on its behalf.

                  SECTION 8.10. Exclusive Remedy. Notwithstanding anything contained herein, the indemnity provided in this Article VIII shall be the exclusive remedy for any Losses resulting from the matters described in Section
8.2 or Section 8.3; provided, however, that nothing contained herein shall preclude a party from seeking specific performance of a covenant made by another Party as provided by this Agreement.

                  SECTION 8.11. Treatment of Payments. All payments made pursuant to this Article VIII in satisfaction of a claim for indemnification, including, without limitation, any payments made from the Post-Closing Escrow Deposit, shall be treated as an adjustment in the Purchase Price.

                  SECTION 8.12. Right to Contribution. If any Media Seller, M&M Seller, Nevada Seller or MWS Seller is required hereunder to pay money to a Buyer Indemnified Party to satisfy an indemnification claim (a "Satisfied Claim") in an amount in excess of the amount (the

"Proportionate Amount") such Seller would have had to pay with respect to such Satisfied Claim if all Media Sellers, M&M Sellers, Nevada Sellers or MWS Sellers, as applicable, had paid money to satisfy such Satisfied Claim based on the proportionate amount of the aggregate Media Purchase Price, M&M Purchase Price, Nevada Purchase Price and/or MWS Purchase Price, as applicable, allocable to such Seller, then such Seller may make a claim for and seek contribution from one or more Sellers to recover from such Sellers their respective Proportionate Amounts or such other appropriate amounts, which after recovery, will cause the Seller seeking Contribution not to have paid in excess of its Proportionate Amount. Notwithstanding the foregoing, when determining the Proportionate Amount, any Satisfied Claim pursuant to Section 8.2(b) shall be allocated solely to the breaching Seller.

                  SECTION 8.13. Release. Effective as of the Closing Date, except as described below, each Seller hereby releases (this "Release") and forever discharges the Companies and the other Sellers and their respective past and present agents, representatives, employees, officers, directors, affiliates, controlling persons, subsidiaries, successors and assigns (collectively, the "Releasees") from any and all claims, demands, actions, causes of action, judgments, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity which such Seller (or its heir, executors, administrators, successors and assigns) now have, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date in connection with its capacity as a partner of Media or as a shareholder of M&M, MWS or Nevada. Notwithstanding the above, this Release shall not apply to any claims of a Seller (i) pursuant to Section 1.2(f), Section 5.13 or Section 8.3 of this Agreement or (ii) made pursuant to the Post Closing Escrow Agreement or a Noncompetition Agreement.

                  In order to provide a full and complete release, with respect to any matter whatsoever released hereby, each Seller understands and agrees that this Release is intended to include all claims, if any, which such Seller may have and which such Seller does not now know or suspect to exist in his or her favor against the Releasees and that this Release extinguishes those claims. Each Seller expressly waives all rights under California Civil Code Section 1542 ("Section 1542") or any statute or common law principle of similar effect in any jurisdiction. Section 1542 states as follows:

                  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

                                   ARTICLE IX

                               GENERAL PROVISIONS

                  SECTION 9.1. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such address for a party as shall be specified by like notice):

                  (a)      if to Media, M&M, Nevada, MWS, WPS Sellers to:

                                    MW SIGN Corp.
                                    1245 Vine Street
                                    Paso Robes, CA

                                    Attention:       E. Thomas Martin
                                                     David B. Weyrich
                                    Facsimile No.:   (805) 239-1723

                                    with a copy to:

                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    300 S. Grand Avenue
                                    Los Angeles, California 90071
                                    Attention:       Brian J. McCarthy, Esq.
                                    Facsimile No.:   (213) 687-5600

                  (b)      if to Buyer, to:

                                    Chancellor Media Corporation of Los Angeles
                                    433 E. Las Colinas Boulevard
                                    Suite 1130
                                    Irving, Texas  75039
                                    Attention:
                                    Facsimile No.:

                                    with a copy to:

                                    Latham & Watkins
                                    1001 Pennsylvania Avenue, N.W.
                                    Suite 1300
                                    Washington, D.C. 20004
                                    Attention:       Eric L. Bernthal, Esq.
                                    Facsimile No.:   (202) 637-2201

                  SECTION 9.2.  Definitions.  For purposes of this Agreement:

                  (a) "Acquisition Proposal" means any offer or proposal for a merger, consolidation, recapitalization, liquidation, business combination or similar transaction involving any one or more of the Companies or the acquisition or purchase of any equity securities or other equivalent interests of any one or more of the Companies, or any tender offer (including self-tenders) or exchange offer of equity securities or other equivalent interests of any one or more of the Companies or any sale of assets of any one or more of the Companies outside of the ordinary course of business, other than the transactions contemplated by this Agreement.

                  (b) "Advertiser Effect" means any and all legal, financial, or other effect, on or to this Agreement, the Closing, the Business, or the Company, Buyer, or any of their stockholders, partners or Affiliates, that may arise from or are in any way related to: any public discussion, announcement, development, action or potential action, settlement, negotiation, legislation, proposed or enacted, judicial decision, order, judgment or change in status of any nature or type, which relates to, concerns, proposes, threatens or results in any voluntary or non-voluntary cessation of or a legal ban or restrictions on the use of the outdoor advertising services by Persons seeking to advertise tobacco products or products containing alcohol.

                  (c) "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

                  (d) "Antitrust Laws" mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

                  (e) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

                  (f) "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

                  (g) "Hazardous Material" means any pollutant, chemical, contaminant or waste, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substance or material, including but not limited to any petroleum or petroleum product, urea formaldehyde, PCBs, and asbestos, and similar substances, materials or wastes regulated, controlled or required to be remediated under any Environmental Law.

                  (h) "Knowledge" or "Known" means, with respect to the matter in question, if any of the executive officers of any of the Companies or Buyer, as the case may be, has actual knowledge of such matter without any duty of independent investigation.

                  (i) "Lien" means any encumbrance, hypothecation, infringement, lien, mortgage, pledge, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any asset, property or property interest; provided, however, that the term "Lien" shall not include (i) liens for water and sewer charges and current Taxes not yet due and payable or being contested in good faith, (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business (iii) all liens approved in writing by the other party hereto or (iv) restrictions on transfer imposed by federal or state securities laws.

                  (j) "Material Adverse Effect" means, when used in connection with the Companies or Buyer, any change or effect that (i) has had, or is reasonably likely to have a material adverse impact on the business, operations, or results of operations, assets or condition (financial or otherwise) of such Party and its Subsidiaries, taken as a whole, or (ii) substantially impairs or delays the consummation of the transactions contemplated hereby, but, in either such event, shall not include any change or effect that results from (A) an Advertiser Effect, (B) conditions, events or circumstances generally affecting the industries in which the Companies or Buyer operate, including any proposed or actual ban or restriction, voluntary or involuntary, on the use of outdoor advertising services for the advertisement of tobacco products or beverages containing alcohol, or the economy in general or (C) any action or change specifically contemplated by the provisions of this Agreement.

                  (k) "Party" or "Parties" means the Sellers and the Companies, on the one hand, and Buyer on the other hand.

                  (l) "Person" means any natural person, firm, individual, business trust, trust, association, corporation, partnership, joint venture, company, unincorporated entity or Governmental Entity.

                  (m) "Sellers' Representative" means Weyrich and Martin, collectively.

                  (n) "Subsidiary" or "Subsidiaries" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

                  (o) "Taxes" means all Federal, state, local, and foreign taxes, net or gross income, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, social security, (or similar) unemployment, disability, registration, value added, estimated, alternative or add-on minimum taxes, customs duties or other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by an Tax authority.

                  (p) "Tax Returns" mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms, and information returns and any amendments thereto.

                  SECTION 9.3. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  SECTION 9.4. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement (provided, however, that the provisions of the Confidentiality Agreement shall remain valid and in effect) and, except for the provisions of Section 5.13 and Article VIII, is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.

                  SECTION 9.5. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that Buyer may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Buyer, but no such assignment shall relieve Buyer of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns, heirs, executors, and administrators.

                  SECTION 9.6. Amendment. Neither this Agreement nor any provision hereof may be waived, modified or amended, except by an instrument in writing signed by the Party against which the enforcement of such writing is sought, and only then to the extent set forth in such writing.

                  SECTION 9.7. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any applicable conflicts of law. Any suit, action or proceeding by a Party with respect to this Agreement, or any judgment entered by any court in respect of any thereof, may be brought in any state or federal court of competent jurisdiction in the County of Los Angeles, State of California, and each party hereto hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. By the execution and delivery of this Agreement, Buyer and each Company (following the Closing) appoints Latham & Watkins, at its office at 1001 Pennsylvania Avenue, Suite 1300, Washington, D.C. 20004, as its agent upon which process may be served in any such suit, action or proceeding. By execution and delivery of this Agreement, each Seller and each Company (prior to the Closing) appoints Sellers' Representative, at their office at 1245 Vine Street, Paso Robles, CA 93447, as his, her or its agent upon which process may be served in any such suit, action or proceeding. Nothing herein shall in any way be deemed to limit the ability of a party hereto to serve any such writs, process or summonses in any other manner permitted by applicable law.

                  SECTION 9.8. Specific Performance. The parties recognize that if any of the Sellers refuse to close as and when required under the provisions of this Agreement, monetary damages will not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to the right to collect money damages, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, each Seller shall waive the defense that there is an adequate remedy at law. Buyer shall have the right to obtain specific performance of the terms of this Agreement without being required to prove actual damages, post bond or furnish other security.

                  SECTION 9.9. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

                  SECTION 9.10. Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

                  SECTION 9.11. Special Power of Attorney. Each Seller grants Martin and, in the event of his death or disability, Weyrich (individually, the "Attorney"), jointly, a special power of attorney irrevocably making, constituting, and appointing the Attorney as such Seller's attorney in fact, with all power to act in the Seller's name and on the Seller's behalf to (a) execute, acknowledge and deliver and swear to in the execution, acknowledgment and delivery of any and all documents necessary or related to effecting the Closing including, without limitation, all documents required to be delivered by such Seller at the Closing, any amendments to this Agreement or any waivers of conditions or covenants contained herein, and (b) to take such other actions on behalf of such Seller as the Attorney determines is necessary or advisable under this Agreement or to effect the Closing; provided, however, that such documents or actions included in (a) or (b) do not amend the definition of Purchase Price in a manner which would reduce the consideration payable to any Seller hereunder or otherwise adversely affect any Seller in a manner not applicable to all Sellers similarly situated. The special power granted in this Section 9.11: (i) is irrevocable, (ii) is coupled with an interest and (iii) shall survive such Seller's death, incapacity or dissolution. The Attorney may exercise its special power of attorney granted in this Section 9.11 by facsimile signatures.

                  IN WITNESS WHEREOF, Buyer, the Companies and the Sellers have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                           CHANCELLOR MEDIA CORPORATION OF LOS
                                           ANGELES

                                           By: /s/ ERIC C. NEUMAN
                                              ---------------------------------
                                              Name: Eric C. Neuman
                                                   ----------------------------
                                              Title: SVP-Strategic Development
                                                    ---------------------------

                                           MARTIN MEDIA, L.P.

                                           By: /s/ E. THOMAS MARTIN
                                              ---------------------------------
                                               Name: E. Thomas Martin
                                                    ---------------------------
                                               Title: President/CEO
                                                     --------------------------

                                           MARTIN & MacFARLANE, INC.

                                           By: /s/ E. THOMAS MARTIN
                                              ---------------------------------
                                               Name: E. Thomas Martin
                                                    ---------------------------
                                               Title: President/CEO
                                                     --------------------------

                                           NEVADA OUTDOOR SYSTEMS, INC.

                                           By: /s/ E. THOMAS MARTIN
                                              ---------------------------------
                                               Name: E. Thomas Martin
                                                    ---------------------------
                                               Title: President/CEO
                                                     --------------------------

                                           MW SIGN CORP.

                                           By: /s/ E. THOMAS MARTIN
                                              ---------------------------------
                                               Name: E. Thomas Martin
                                                    ---------------------------
                                               Title: President/CEO
                                                     --------------------------

                                            /s/ E. THOMAS MARTIN
                                           ------------------------------------
                                           E. Thomas Martin

                                            /s/ DAVID B. WEYRICH
                                           ------------------------------------
                                           David B. Weyrich